Exhibit 99.1

Certain information with respect to Endo that has not previously been reported to the public.

The Transactions

Overview

On April 11, 2011, we announced that Endo, NIKA Merger Sub, Inc., our indirect wholly-owned subsidiary, or “Merger Sub,” and AMS entered into an agreement and plan of merger, which we refer to as the “AMS Merger Agreement.” Pursuant to the AMS Merger Agreement, we will acquire all of the outstanding stock of AMS for a purchase price of $30.00 per share in cash, without interest, or the “AMS Merger Consideration,” with total cash consideration of approximately $2.9 billion, and Merger Sub will merge with and into AMS, with AMS continuing as the surviving corporation and an indirect wholly-owned subsidiary of Endo. The total cash consideration includes payments of (i) $2,306.0 million for the purchase of AMS’s common equity; (ii) approximately $520 million expected to be made with respect to the $312 million aggregate principal amount of AMS Convertible Notes (as defined below), assuming that all of the AMS Convertible Notes are converted in connection with the AMS Acquisition; and (iii) approximately $115.0 million to settle existing AMS options and restricted stock awards, or “RSAs,” and to pay related costs.

The completion of the AMS Acquisition is subject to customary conditions, including the adoption of the AMS Merger Agreement by AMS’s stockholders, the absence of any material adverse effect on AMS’s business, and any applicable waiting or review period and applicable foreign antitrust laws, expiring or terminating, with any required approvals, clearances or waivers having been obtained.

The New Credit Facility

In connection with the AMS Acquisition, we intend to enter into (i) a senior secured term loan “A” facility in an aggregate principal amount of $1,500.0 million, or the “Term Loan A Facility,” (ii) a senior secured term loan “B” facility in an aggregate principal amount of $900.0 million, or the “Term Loan B Facility” and, together with the Term Loan A Facility, the “Term Loan Facilities,” and (iii) a multicurrency revolving credit facility with an initial borrowing capacity of $500.0 million, or the “Revolving Credit Facility,” and together with the Term Loan Facilities, the “New Credit Facility,” in each case, with Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the lenders party thereto.

The New Credit Facility is intended to replace our existing credit agreement consisting of a $400.0 million five-year term loan, or the “Existing Term Loan,” and a $500.0 million five-year revolving credit facility, or the “Existing Revolving Credit Facility” and, together with the Existing Term Loan, the “Existing Credit Facility,” with JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto.

Upon consummation of the AMS Acquisition, we expect that AMS and certain of its subsidiaries will become guarantors under the New Credit Facility. Following the addition of AMS and certain of its subsidiaries as guarantors under the New Credit Facility, they will become guarantors under the proposed senior notes, or the “notes.”

AMS Convertible Notes

AMS has two series of convertible notes outstanding.

2036 Convertible Notes. AMS issued its 3 1/4% Convertible Senior Subordinated Notes Due 2036, or the “2036 Notes,” pursuant to an indenture, which we refer to as the “2036 Indenture,” dated as of June 27, 2006, as amended, among the parties hereinafter described. As of April 2, 2011, the outstanding principal amount of the 2036 Notes was $62.0 million. AMS may redeem the 2036 Notes in accordance with the 2036 Indenture at any time on or after July 6, 2011. Under the 2036 Indenture, the AMS Acquisition will likely be a Designated Event (as defined therein), giving holders of the 2036 Notes the right to require AMS to repurchase or convert their 2036 Notes.

2041 Convertible Notes. AMS issued its 4.00% Convertible Senior Subordinated Notes Due 2041, or the “2041 Notes,” pursuant to an indenture, which we refer to as the “2041 Indenture,” dated as of September 21, 2009, among the parties hereinafter described. The 2041 Notes were issued in exchange for $250.0 million principal amount of the 2036 Notes. As of April 2, 2011, the outstanding principal amount of the 2041 Notes was

$250.0 million. AMS may redeem the 2041 Notes in accordance with the 2041 Indenture at any time on or after September 15, 2016. Under the 2041 Indenture, the AMS Acquisition is expected to constitute a Fundamental Change (as defined therein), giving holders of the 2041 Notes the right to require AMS to repurchase or convert their 2041 Notes.

We refer to the 2036 Notes and the 2041 Notes collectively as the “AMS Convertible Notes.”

We refer to the AMS Acquisition and the related transactions, including the entry into the New Credit Facility and any borrowings thereunder, the application of the proceeds from this offering, the refinancing of our Existing Credit Facility, the refinancing of existing AMS indebtedness and the payment of any related fees and expenses collectively as the “Transactions.” We intend to close the Transactions late in the second quarter of 2011, which we refer to as the “Effective Date.”

Combined Company Overview

We intend to acquire AMS, a leading provider of medical devices and therapies that help restore pelvic health, and a recognized technology leader for developing minimally invasive and cost-effective solutions serving urologists, gynecologists, urogynecologists and colorectal surgeons. AMS focuses on building a robust pipeline of innovative products for significant, under-penetrated markets. AMS’s product development and acquisition strategies focus on expanding product offerings for minimally invasive procedures for surgeons and their patients to reduce operating time and trauma, economically benefit the healthcare system, and increase the value of products to physicians, patients and payers. AMS generated net sales of $548.2 million, including $2.5 million in revenue from its uterine health business, which was divested in the first quarter of 2011, and Adjusted EBITDA, as defined by AMS in the footnotes included in “Summary Consolidated Financial Data of American Medical Systems Holdings, Inc.,” of $189.5 million for the twelve months ended April 2, 2011, with approximately 72% of its net sales generated in the United States and the remainder generated in Europe, Canada, and the Asia Pacific and Latin America regions.

Assuming the AMS Acquisition is completed, we expect that the acquisition will immediately provide us with significant revenues in our existing medical devices and services business segment. On a pro forma basis, we would have generated total pro forma revenues of $2.8 billion for the twelve months ended March 31, 2011, an increase of approximately $0.8 billion in comparison to our total revenues in the historical twelve month period ended March 31, 2011, primarily driven by the addition of AMS’s net sales of $548.2 million. Cost of revenues as a percent of total revenues in 2011 is expected to increase when compared to 2010 due to a full year of amortization expense associated with the intangible assets acquired with Qualitest and HealthTronics and those intangible assets acquired from AMS, as well as a change in mix of revenues as a result of the Qualitest, Penwest and HealthTronics transactions and the impact of the AMS Acquisition. Acquisition related expenses are expected to increase as a percentage of revenue in 2011 as compared to 2010, as a result of the expenses incurred in 2011 in connection with the AMS Acquisition. Selling, general and administrative expenses, as a percentage of revenues, are expected to decline in 2011, relative to 2010, reflecting new approaches to customer segmentation and marketing, annualized effects of the prior year’s cost reduction efforts and forecasted synergies associated with our Qualitest, Penwest and HealthTronics transactions in 2010 and those associated with the AMS Acquisition. However, we expect that absolute selling, general and administrative expenses will increase in 2011 as compared to 2010, reflecting the full year effects of our 2010 acquisitions and the impact of the AMS Acquisition. In addition, we will continue to provide promotional support behind our key on-market products, including those acquired in the AMS Acquisition. Research and development expenses are expected to increase in 2011 as compared to 2010 due to the addition of Qualitest’s and AMS’s research and development portfolios to our existing programs, the progress of our branded pharmaceutical portfolio’s development, as well as the expansion of our efforts in the pharmaceutical discovery and device research and development areas. Our stock compensation expenses are expected to increase in 2011 as compared to 2010, reflecting the addition of AMS’s obligations under its current stock incentive plans to our existing stock compensation structure. We expect that 2011 capital expenditures will not exceed $100.0 million, a portion of which is related to integrating acquisitions and of which approximately $13.0 million was expended in the first quarter of 2011, and we expect share repurchases of approximately $35.0 million by the end of the second quarter of 2011, of which $17.6 million was expended in the first quarter of 2011.

The Existing Credit Facility

On November 30, 2010, we established a $400.0 million, five-year senior secured term loan facility, which we refer to as the “Existing Term Loan,” and a $500.0 million, five-year senior secured revolving credit facility, which we refer to as the “Existing Revolving Credit Facility,” with JPMorgan Chase Bank, N.A., Royal Bank of Canada, and certain other lenders. The Existing Credit Facility was established primarily to finance our acquisition of Qualitest and is available for working capital and general corporate purposes, with up to $30.0 million of letters of credit and up to $30.0 million of swing line loans, which we refer to herein as the “Swing Line Loans,” on same-day notice. The agreement governing the Existing Credit Facility, or the “Existing Credit Agreement,” also contains an uncommitted expansion option, permitting up to $200.0 million of additional revolving or term loan commitments from one or more of the existing lenders or other lenders with the consent of JP Morgan Chase Bank, N.A., as Administrative Agent, without the need for consent from any of the existing lenders under the Existing Credit Facility.

As of March 31, 2011, if the uncommitted expansion option were exercised in full, our total borrowing capacity under the Existing Credit Facility would have been approximately $1.1 billion.

Our obligations under the Existing Credit Facility are guaranteed by certain of our domestic subsidiaries and secured by substantially all of our assets and those of the guarantors. The Existing Credit Facility contains certain usual and customary covenants, including, but not limited to covenants to maintain a maximum leverage ratio and minimum interest coverage ratio as well as limitations on capital expenditures, asset sales, mergers and acquisitions, indebtedness, liens, dividends, investments and transactions with the Company’s affiliates. Borrowings under the Existing Credit Facility will bear interest at an amount equal to a rate calculated based on the type of borrowing and the Company’s leverage ratio from time to time. For term loans and revolving loans (other than Swing Line Loans), the Company may elect to pay interest based on an adjusted LIBOR rate plus between 2.00% and 2.75% or an alternate base rate (as defined in the Credit Agreement) plus between 1.00% and 1.75%. The Company will also pay a commitment fee of between 35 to 50 basis points, payable quarterly, on the average daily unused amount of the Existing Revolving Credit Facility based on the Company’s leverage ratio from time to time.

The borrowings under the Existing Term Loan will be extinguished and the commitments under the Existing Revolving Credit Facility will be terminated upon closing of the New Credit Facility.

The New Credit Facility

We expect that the New Credit Facility will contain an uncommitted expansion option which will permit up to $500.0 million of additional revolving or term loan commitments from one or more of the lenders under the New Credit Facility or other lenders after the closing date, for total borrowing capacity under the New Credit Facility of $2.9 billion, if the uncommitted expansion option is exercised in full.

We expect that the New Credit Facility will be available for letters of credit, working capital and general corporate purposes. We expect that under the New Credit Facility, $50.0 million of U.S. dollar equivalent will be available for letters of credit and up to $50.0 million will be available for Swing Line Loans on same-day notice. We anticipate that the New Credit Facility will become effective simultaneously with the AMS Acquisition on the Effective Date, upon the satisfaction of certain conditions. Upon the effectiveness of the New Credit Facility, the Existing Credit Facility will be terminated and cancelled, with all indebtedness under the Existing Credit Facility repaid and all liens terminated and released.

Our obligations under the New Credit Facility will be guaranteed by certain of our domestic subsidiaries and secured by substantially all of our assets and those of the guarantors. Upon consummation of the AMS Acquisition, AMS and certain of its subsidiaries are expected to become guarantors under the New Credit Facility. Following the addition of AMS and such subsidiaries as guarantors under the New Credit Facility, they will become guarantors under the financing.

We expect that the New Credit Facility will contain certain usual and customary covenants substantially similar and limited to those set forth in the Existing Credit Agreement, including, but not limited to covenants to maintain a maximum leverage ratio and minimum interest coverage ratio as well as limitations on capital expenditures, asset sales, mergers and acquisitions, indebtedness, liens, dividends, investments and transactions with the Company’s affiliates. We expect that borrowings under the New Credit Facility will bear interest at an amount equal to a rate calculated based on the type of borrowing and the Company’s leverage ratio from time to time. For term loans and revolving loans (other than Swing Line Loans), the Company may elect to pay interest based on an adjusted LIBOR rate or an alternate base rate (each as will be defined in the agreement governing the New Credit Facility) plus an applicable margin to be agreed on. The Company also expects to pay a commitment fee of between 37.5 to 50 basis points, payable quarterly, on the average daily unused amount of the Revolving Credit Facility based on the Company’s leverage ratio from time to time.

Convertible Senior Subordinated Notes due 2015

In April 2008, we issued $379.5 million in aggregate principal amount of 1.75% Convertible Senior Subordinated Notes due April 15, 2015 in a private offering for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Holders of the 2015 Convertible Notes may convert their notes based on a conversion rate of 34.2466 shares of our common stock per $1,000 principal amount of notes (which is equal to a conversion price of approximately $29.20 per share), subject to adjustment upon certain events, only under the following circumstances as described in the indenture for the 2015 Convertible Notes: (1) during specified periods, if the price of our common stock reaches specified thresholds; (2) if the trading price of the 2015 Convertible Notes is below a specified threshold; (3) at any time after October 15, 2014; or (4) upon the occurrence of certain corporate transactions. We will be permitted to deliver cash, shares of our common stock or a combination of cash and shares, at our election, to satisfy any future conversions of the 2015 Convertible Notes. It is our current intention to settle the principal amount of any conversion consideration in cash. Given the current market price of our common stock, the 2015 Convertible Notes could meet one of the thresholds described above in the second quarter of 2011, allowing for conversion in the third quarter of 2011.

AMS Convertible Notes

2036 Convertible Notes. AMS issued its 2036 Notes pursuant to the 2036 Indenture, dated as of June 27, 2006, among AMS, the Notes Guarantors (as defined therein), and U.S. Bank National Association, as Trustee, as amended by the First Supplemental Indenture thereto dated as of September 6, 2006 between Laserscope and the Trustee. As of April 2, 2011, the outstanding principal amount of the 2036 Notes was $62.0 million. Under the 2036 Indenture, the AMS Acquisition is expected to constitute a Designated Event (as defined therein), giving holders of the 2036 Notes the right to require AMS to repurchase or convert their 2036 Notes as described below. In addition, at any time on or after July 6, 2011 through June 30, 2012, AMS may redeem the 2036 Notes in whole or in part at a redemption price of 100.929% of the principal amount of the 2036 Notes being redeemed, together with accrued and unpaid interest. The redemption price will decrease to 100.464% for any redemption during the period from July 1, 2012 through June 30, 2013, and to 100.000% for any redemption on or after July 1, 2013.

Repurchase at Holders’ Option upon Designated Event. Under the 2036 Indenture, on or before the 15th day after the occurrence of a Designated Event, AMS is required to provide a notice to the trustee and holders of the 2036 Notes. Holders of the 2036 Notes will have the right to require AMS to repurchase their 2036 Notes at 100% of their principal amount, together with any accrued and unpaid interest, on the date, referred to as the Designated Event Repurchase Date, that is 40 days after the date on which AMS provides the notice.

Conversion Right. The 2036 Indenture provides that the 2036 Notes become convertible under certain circumstances, including (i) if a Designated Event occurs or is anticipated to occur, (ii) if the 2036 Notes have been called for redemption, or (iii) during any calendar quarter, if the volume weighted average price per AMS share for at least 20 of the 30 consecutive trading days ending on the last trading day of the immediately preceding quarter was more than 130% of the conversion price on the last day of such preceding calendar quarter. Upon conversion, the holders are entitled to receive cash up to the aggregate principal amount of the 2036 Notes to be converted and shares of AMS common stock in respect of the remainder, if any, of the conversion consideration in excess of the aggregate principal amount of the 2036 Notes being converted at an initial conversion rate of 51.5318 shares of AMS common stock per $1,000 principal amount of 2036 Notes (equivalent to an initial conversion price of approximately $19.4055 per share of common stock), subject to adjustments.

In the case of a Designated Event, AMS is required to notify the 2036 Note holders of the Designated Event at least 15 trading days before the anticipated effective date of the Designated Event. The holders converting their 2036 Notes in connection with the Designated Event will be entitled to receive the form of consideration that AMS common stockholders would receive for their shares in connection with the Designated Event. Upon the consummation of the AMS Acquisition, we expect that the 2036 Notes will become convertible into cash. The 2036 Indenture provides that, for the 2036 Notes being converted in connection with the Designated Event, the conversion rate will be increased by a number of make whole shares determined based on the effective date of the AMS Acquisition and the amount of the AMS Merger Consideration, or the Make Whole Conversion Rate. We expect that the conversion consideration and make-whole conversion obligation will be approximately $96.5 million, assuming an effective date of June 17, 2011 for the AMS Acquisition.

Holders may surrender their 2036 Notes for conversion in connection with a Designated Event at any time during the period beginning 15 trading days before the anticipated effective date of the Designated Event and ending on the trading day prior to the 40th day after AMS provides the required notice, which we refer to as the “Designated Event Conversion Period.”

Supplemental Indenture. As a result of the anticipated occurrence of a Designated Event upon consummation of the AMS Acquisition, AMS is required to execute a supplemental indenture providing that the holders of the 2036 Notes will be entitled thereafter to convert their 2036 Notes into cash, which they would have been entitled to receive had such 2036 Notes been converted into AMS common stock immediately prior to the AMS Acquisition, except that such holders will not be entitled to the Make Whole Conversion Rate if they do not convert their 2036 Notes during the Designated Event Conversion Period.

2041 Convertible Notes. AMS issued its 2041 Notes pursuant to the 2041 Indenture, dated as of September 21, 2009, among AMS, the Subsidiary Guarantors (as defined therein) and U.S. Bank National Association, as Trustee. The 2041 Notes were issued in exchange for $250.0 million principal amount of the 2036 Notes. As of April 2, 2011, the outstanding principal amount of the 2041 Notes was $250.0 million. Under the 2041 Indenture, the AMS Acquisition is expected to constitute a Fundamental Change (as defined therein), giving holders of the 2041 Notes the right to require AMS to repurchase or convert their 2041 Notes as described below. In addition, at any time on or after September 15, 2016, AMS may redeem the 2041 Notes in whole or in part at a redemption price of 100% of the principal amount of the 2041 Notes being redeemed, together with accrued and unpaid interest.

Repurchase at Holders’ Option upon Fundamental Change. Under the 2041 Indenture, on or before the 20th day after the occurrence of a Fundamental Change, AMS is required to provide a notice regarding the occurrence of such Fundamental Change and the repurchase right at the option of the holders arising as a result thereof. Holders of the 2041 Notes will have the right to require AMS to repurchase their 2041 Notes at 100% of their principal amount, together with any accrued and unpaid interest, on a date specified by AMS, or the “Fundamental Change Repurchase Date,” which must not be less than 20 business days and not more than 40 calendar days following the date of the required notice.

Conversion Right. The 2041 Indenture provides that the 2041 Notes become convertible under certain circumstances, including (i) if a Fundamental Change occurs, (ii) if the 2041 Notes have been called for redemption or (iii) during any fiscal quarter, if the closing price per common share for at least 20 of the 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter was more than 130% of the conversion price on each applicable trading day. Upon conversion, the holders are entitled to receive cash up to the aggregate principal amount of the 2041 Notes to be converted and shares of AMS common stock in respect of the remainder, if any, of the conversion consideration in excess of the aggregate principal amount of the 2041 Notes being converted at an initial conversion rate of 51.5318 shares of AMS common stock per $1,000 principal amount of 2041 Notes (equivalent to an initial conversion price of approximately $19.4055 per share of AMS common stock), subject to adjustments.

In the case of a Fundamental Change, AMS is required to notify the 2041 Note holders of the Fundamental Change on its effective date. The holders converting their notes in connection with the Fundamental Change will be entitled to receive the form of consideration that AMS common stockholders would receive for their shares in connection with the AMS Acquisition. Upon the consummation of the AMS Acquisition, we expect that the 2041 Notes will become convertible into cash. The 2041 Indenture provides that, for the 2041 Notes being converted in connection with the Fundamental Change, the Conversion Rate will be increased by a number of make whole shares determined based on the effective date of the AMS Acquisition and the amount of the AMS Merger Consideration, or the Make Whole Conversion Rate. We expect that the conversion consideration and make whole conversion obligation will be approximately $423.5 million.

Holders may surrender their 2041 Notes for conversion in connection with a Fundamental Change at any time during the period from, and including, the effective date of the Fundamental Change and ending on the trading day prior to the Fundamental Change Repurchase Date, which we refer to as the “Fundamental Change Conversion Period.”

In connection with the AMS Acquisition, we expect that all or substantially all holders of the AMS Convertible Notes will elect to exercise their conversion rights with respect to each series of notes because holders converting their AMS Convertible Notes during the Designated Event Conversion Period or the Fundamental Change Conversion Period, as applicable, will be entitled to receive a premium. To the extent any 2036 Notes are not converted by the holders thereof, we intend to call the 2036 Notes for redemption on or after July 6, 2011 pursuant to the 2036 Indenture. Such call for redemption will give holders the right to convert their 2036 Notes at the applicable Conversion Rate (with no conversion premium), and we believe that the holders of 2036 Notes will choose conversion during the applicable Conversion Period as an economically more attractive alternative.

Risks related to our business

Capitalized terms used but not defined herein shall have the meanings given to such terms in our Annual Report on Form 10-K for the year ended December 31, 2010.

We face intense competition, in particular from companies that develop rival products to our branded products and from companies with which we compete to acquire rights to intellectual property assets.

The pharmaceutical industry is intensely competitive, and we face competition across the full range of our activities. In addition to product safety, development and efficacy, other competitive factors in the branded pharmaceuticals market include product quality and price, reputation, service and access to scientific and technical information. If we fail to compete successfully in any of these areas, our business, results of operations, financial condition and cash flows could be adversely affected. Our competitors include many of the major brand name and generic manufacturers of pharmaceuticals, especially those doing business in the United States. In the market for branded pharmaceuticals, our competitors, including Abbott Laboratories, Johnson & Johnson, Cephalon, Inc., Pfizer, Inc., Purdue Pharma, L.P., Allergan, Inc. and Watson Pharmaceuticals Inc., vary depending on product category, product dosage strength and drug-delivery systems. It is possible that developments by our competitors will make our products or technologies uncompetitive or obsolete. Because we are smaller than some of our national competitors in the branded pharmaceuticals sector, we may lack the financial and other resources needed to maintain our profit margins and market share in this sector.

The intensely competitive environment of the branded products business requires an ongoing, extensive search for medical and technological innovations and the ability to market products effectively, including the ability to communicate the effectiveness, safety and value of branded products for their intended uses to healthcare professionals in private practice, group practices and managed care organizations. There can be no assurance that we will be able to successfully develop medical or technological innovations or that we will be able to effectively market our existing branded products or new products we develop.

Our branded products face competition from generic versions. Generic versions are generally significantly cheaper than branded versions and, where available, may be required or encouraged in place of the branded version under third party reimbursement programs, or substituted by pharmacies for branded versions by law. The entrance of generic competition to our branded products generally reduces our market share and adversely affects our profitability and cash flows. Generic competition with our branded products has had and will continue to have a material adverse effect on the net sales and profitability of our branded products.

In addition to our in-house research and development efforts, we seek to acquire rights to new intellectual property through corporate acquisitions, asset acquisitions, licensing and joint venture arrangements. We compete to acquire the intellectual property assets that we require to continue to develop and broaden our product range. Competitors with greater resources may acquire assets that we seek, and even where we are successful, competition may increase the acquisition price of such assets or prevent us from capitalizing on such acquisitions or licensing opportunities. If we fail to compete successfully, our growth may be limited.

If generic manufacturers use litigation and regulatory means to obtain approval for generic versions of our branded drugs, our sales may suffer.

Under the Hatch-Waxman Act, the FDA can approve an ANDA for a generic version of a branded drug and what is referred to as a Section 505(b)(2) NDA, for a branded variation of an existing branded drug, without undertaking the full clinical testing necessary to obtain approval to market a new drug. We refer to this process as the “ANDA process.” In place of such clinical studies, an ANDA applicant usually needs to only submit data demonstrating that its product has the same active ingredient(s) and is bioequivalent to the branded product, in addition to any data necessary to establish that any difference in strength, dosage form, inactive ingredients, or delivery mechanism does not result in different safety or efficacy profiles, as compared to the reference drug.

The Hatch-Waxman Act requires an applicant for a drug that relies, at least in part, on the patent of one of our branded drugs to notify us of their application and potential infringement of our patent rights. Upon receipt of this notice we have 45 days to bring a patent infringement suit in federal district court against the applicant seeking approval of a product covered by one of our patents. If such a suit is commenced, the FDA is generally prohibited from granting approval of the ANDA or Section 505(b)(2) NDA until the earliest of 30 months from the date the FDA accepted the application for filing, the conclusion of litigation in the generic’s favor or expiration of the patent(s). If the litigation is resolved in favor of the applicant or the challenged patent expires during the 30-month stay period, the stay is lifted and the FDA may thereafter approve the application based on the standards for approval of ANDAs and Section 505(b)(2) NDAs. Frequently, the unpredictable nature and significant costs of patent litigation leads the parties to settle to remove this uncertainty. Settlement agreements between branded companies and generic applicants may allow, among other things, a generic product to enter the market prior to the expiration of any or all of the applicable patents covering the branded product, either through the introduction of an authorized generic or by providing a license to the applicant for the patents in suit.

On January 15, 2010, we and the holders of the Lidoderm® NDA and relevant patent, Teikoku Seiyaku Co., Ltd. and Teikoku Pharma USA, Inc., together, “Teikoku,” received a Paragraph IV Certification Notice under 21 U.S.C. 355(j) from Watson Laboratories, Inc., or “Watson,” advising us of Watson’s filing of an ANDA for a generic version of Lidoderm® (lidocaine topical patch 5%). The Paragraph IV Certification Notice refers to U.S. Patent No. 5,827,529, or the “‘529 patent,” which covers the formulation of Lidoderm®, a topical patch to relieve the pain of post herpetic neuralgia launched in 1999. This patent is listed in the FDA’s Orange Book and expires in October 2015. As a result of this Notice, on February 19, 2010, the Company and Teikoku filed a lawsuit against Watson in the United States District Court of the District of Delaware. Because the suit was filed within the 45-day period under the Hatch-Waxman Act for filing a patent infringement action, we believe that it triggered an automatic 30-month stay of approval under the Act, which would expire in June 2012. On March 4, 2010, Watson filed an Answer and Counterclaims, claiming the ‘529 patent is invalid or not infringed. Litigation is inherently uncertain and we cannot predict the outcome of our case against Watson. If Watson wins this lawsuit and is able to obtain FDA approval of its product, it may be able launch its generic version of Lidoderm® prior to the expiration of the ‘529 patent in 2015. Additionally, it is possible that another generic manufacturer would seek to launch a generic version of Lidoderm® and challenge the ‘529 patent. For a complete description of the related legal proceeding see Note 12 of the Condensed Consolidated Financial Statements included in our First Quarter 2011 Form 10-Q.

In November 2009, we obtained a license from Lectec Corporation to U.S. Patent No. 5,741,510, or the “‘510 patent” for Lidoderm®. In October 2010, we granted Teikoku a license to the ‘510 patent for Lidoderm®, and Teikoku subsequently listed this patent in the FDA’s Orange Book. The ‘510 patent expires in March 2014. If Watson or any other generic manufacturer certifies against the ‘510 patent and subsequently succeeds in proving noninfringement, invalidity, or unenforceability of the ‘510 patent and is able to obtain FDA approval of its product, Watson or such manufacturer may be able launch its generic version of Lidoderm® prior to the ‘510 patent’s expiration in 2014. The Company also holds a license from Hind Health Care, Inc. to U.S. Patent Nos. 5,411,738 and 5,601,838, or the “Hind patents,” both of which are listed in the FDA’s Orange Book for Lidoderm®. The Hind patents will expire in May 2012. Watson presumably submitted a Paragraph III certification with respect to the Hind patents, which indicated that it would not introduce its generic Lidoderm®

product prior to the expiration of those patents. It is possible, however, that another generic manufacturer seeking approval of a generic version of Lidoderm® could challenge the Hind patents.

In January 2011, the Company and Teikoku received a Paragraph IV Certification Notice under 21 U.S.C. 355(j) from Mylan Technologies Inc., or “Mylan,” advising of the filing of an ANDA for a generic version of Lidoderm® (lidocaine topical patch 5%). The Paragraph IV Certification Notice refers to the ‘510 patent and the ‘529 patent. These patents are listed in the FDA’s Orange Book and expire in October 2015 and March 2014, respectively. On March 14, 2011, the Company filed a lawsuit against Mylan in the United States District Court for the District of Delaware, claiming that the Paragraph IV Certification Notice served by Mylan failed to comply with the requirements of 21 U.S.C. 355(b)(3)(C)(1) and 21 C.F.R. 214.95(a). In that suit, the Company seeks a declaration that Mylan’s Paragraph IV Certification Notice is null, void and without legal effect, and that as a result, Mylan has failed to properly trigger the ANDA litigation process. In the alternative, the Company alleges that Mylan’s submission of its ANDA constitutes infringement of the ‘510 patent under 35 U.S.C. 271(e)(2)(A). Litigation is inherently uncertain and we cannot predict the outcome of our case against Mylan. If Mylan wins this lawsuit and is able to obtain FDA approval of its product, it may be able to launch its generic version of Lidoderm® prior to the expiration of the applicable patents in 2014 and 2015. Additionally, it is possible that another generic manufacturer would seek to launch a generic version of Lidoderm® and challenge the applicable patents.

Notwithstanding the foregoing patent litigations, even if Watson, Mylan or any other generic manufacturer were to overcome the ‘510 and ‘529 patents, no generic version of Lidoderm® can be marketed without the approval of the FDA of the respective ANDA for a generic version Lidoderm®. In December 2006, the Division of Bioequivalence, Office of Generic Drugs, Center for Drug Evaluation and Research, or “OGD,” issued draft guidance making recommendations regarding establishing bioequivalence with our patent-protected product, Lidoderm® (lidocaine topical patch 5%), pursuant to which a party could seek ANDA approval of a generic version of that product. In that draft guidance, OGD has recommended a bioequivalence study characterizing the pharmacokinetic profile of lidocaine as well as a skin irritation/sensitization study of any lidocaine-containing patch formulation. This recommendation deviates from our understanding of the applicable regulations and of OGD’s past practices, which, for a topically acting product such as Lidoderm®, would require demonstration of bioequivalence through a comparative clinical equivalency study rather than through a pharmacokinetic study.

On December 19, 2006, we submitted a Citizen Petition to the FDA requesting that the FDA apply existing bioequivalence regulations to any ANDA seeking regulatory approval of a generic drug product that references Lidoderm®. We submitted an amendment to that filing in August 2007 in order to provide additional data. Our Citizen Petition emphasizes that the FDA’s recommendation deviates from applicable regulations and OGD’s past practices, both of which contemplate demonstration of bioequivalence for a topically acting product like Lidoderm® through a comparative clinical efficacy study. We believe blood levels of the active ingredient, lidocaine, cannot properly be used as the key measure in proving bioequivalence. To appropriately assess the efficacy and safety of any generic version of Lidoderm®, and to assure that the generic product has the same labeling, efficacy and safety profile as Lidoderm®, we believe that it is critical that the FDA require any ANDA applicant relying on Lidoderm® as its reference listed drug satisfy the regulations by conducting comparative clinical studies demonstrating (1) bioequivalence between the generic version and Lidoderm®, and (2) that the generic version produces the same local analgesic effect as Lidoderm® without producing a complete sensory block. The FDA has not acted on our Citizen Petition, and it is unclear whether or not the FDA will agree with our position. In addition to this Petition, on September 28, 2007, we filed comments with the FDA regarding the draft guidance through which we reiterated our position as set forth in the Citizen Petition, referencing the Citizen Petition and supporting data. The draft guidance remains available and has not been updated or revised since being issued.

Endo intends, and has been advised by Teikoku that it also intends, to vigorously defend our intellectual property rights in Lidoderm® and to pursue all available legal, business and regulatory avenues in defense of

Lidoderm®, including enforcement of the product’s intellectual property rights and approved labeling. However, there can be no assurance that our defense will be successful, and any defense may result in significant expense and divert management’s attention from our business. Additionally, we cannot predict or determine the timing or outcome of the Paragraph IV litigation discussed above but will explore all options as appropriate in the best interests of the Company.

Lidoderm® accounted for 46% of our total revenues for the year ended December 31, 2010 and 34% of our revenues for the quarter ended March 31, 2011. Although we currently anticipate that Lidoderm® will represent a decreasing percentage of our annual sales without taking into account any potential future business development transactions, but including the pending AMS Acquisition, it will still represent a significant percentage of our revenues. Furthermore, if a generic version of Lidoderm® were introduced into the market before 2015, our revenues from Lidoderm® would decrease significantly and could have a material adverse effect on our business, results of operations, financial condition and cash flows as well as our stock price.

Patent litigation, which is often time-consuming and expensive, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

The discovery, trial and appeals process in patent litigation can take several years. Regardless of FDA approval, should we commence a lawsuit against a third party for patent infringement or should there be a lawsuit commenced against us with respect to any alleged patent infringement by us, whether because of the filing of an ANDA or otherwise, the time and cost of such litigation as well as the ultimate outcome of such litigation, if commenced, whether or not we are successful, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Most of our total revenues come from a small number of products.

The following table displays our revenues by product category and as a percentage of total revenues for the twelve months ended December 31, 2008, 2009 and 2010 and the three months ended March 31, 2011:

	Twelve Months Ended December 31, 2008		Twelve Months Ended December 31, 2009		Twelve Months Ended December 31, 2010		Three Months Ended March 31, 2011
	(in thousands, except percentages)
	$	%	$	%	$	%	$	%
Lidoderm®	$765,097	61	$763,698	52	$782,609	46	$189,725	34
Opana® ER and Opana®	180,429	14	230,631	16	299,080	17	89,072	16
Voltaren® Gel	23,791	2	78,868	5	104,941	6	31,298	6
Percocet®	129,966	10	127,090	9	121,347	7	26,960	5
Frova®	58,017	5	57,924	4	59,299	3	13,208	2
Supprelin® LA	—	—	27,822	2	46,910	3	11,222	2
Other brands	10,904	1	50,077	3	53,386	3	14,029	3

Total brands*	1,168,204	93	1,336,110	91	1,467,572	86	375,514	67
Total generics	92,332	7	124,731	9	146,513	9	134,409	24
Total devices and service revenue	—	—	—	—	102,144	6	50,103	9

Total revenues*	$1,260,536	100	$1,460,841	100	$1,716,229	100	$560,026	100

*	Total percentages may not sum due to rounding.

If we are unable to continue to market any of our products, if any of them were to lose market share, for example, as the result of the entry of new competitors, particularly companies producing generic versions of branded drugs, or if the prices of any of these products were to decline significantly, our total revenues, profitability and cash flows would be materially adversely affected.

Our ability to protect and maintain our proprietary and licensed third party technology, which is vital to our business, is uncertain.

Our success, competitive position and future income will depend in part on our ability to obtain patent protection relating to the technologies, processes and products we are currently developing and those we may develop in the future. Our policy is to seek patent protection for technologies, processes and products we own and to enforce the intellectual property rights we own and license. We cannot assure you that patent applications we submit and have submitted will result in patents being issued. If an invention qualifies as a joint invention, the joint inventor or his or her employer may have rights in the invention. We cannot assure you that a third party will not infringe upon, design around or develop uses not covered by any patent issued or licensed to us or that these patents will otherwise be commercially viable. In this regard, the patent position of pharmaceutical compounds and compositions is particularly uncertain. Even issued patents may later be modified or revoked by the U.S. Patent and Trademark Office, or “PTO,” by analogous foreign offices or in legal proceedings. Moreover, we believe that obtaining foreign patents may be more difficult than obtaining domestic patents because of differences in patent laws and, accordingly, our patent position may be stronger in the United States than abroad. Foreign patents may be more difficult to protect and enforce and/or the remedies available may be less extensive than in the United States. Various countries limit the subject matter that can be patented and limit the ability of a patent owner to enforce patents in the medical field. This may limit our ability to obtain or utilize certain of our patents internationally. Because unissued U.S. patent applications are typically not published for a period of eighteen months and U.S. patent applications filed prior to November 29, 2000 are not disclosed until such patents are issued, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were the first creator of the inventions covered by our pending patent applications or the first to file patent applications on those inventions. Several drug companies and research and academic institutions have developed technologies, filed patent applications or received patents for technologies that may be related to our business. Others may file patent applications and may receive patents that may conflict with patents or patent applications we have obtained or licensed, either by claiming the same methods or compounds or by claiming methods or compounds that could dominate those owned by or licensed to us. We cannot assure you that any of our pending patent applications will be allowed, or, if allowed, whether the scope of the claims allowed will be sufficient to protect our products. Litigation to establish the validity of patents, to defend against patent infringement claims of others and to assert patent infringement claims against others can be expensive and time-consuming even if the outcome is favorable to us. If the outcome is unfavorable to us, this could have a material adverse effect on our business. We have taken and may, in the future, take steps to enhance our patent protection, but we cannot assure you that these steps will be successful or that, if unsuccessful, our patent protection will be adequate.

We also rely on trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. We attempt to protect our proprietary technology in large part by confidentiality agreements with our employees, consultants and other contractors. We cannot assure you, however, that these agreements will not be breached, that we would have adequate remedies for any breach, that these agreements will be enforceable, or that competitors will not gain access to, or independently discover, our trade secrets. We cannot assure you that others will not independently develop substantially equivalent proprietary information or be issued patents that may prevent the sale of our products or know-how or require licensing and the payment of significant fees or royalties by us in order to produce our products. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. Moreover, we cannot assure you that our technology does not infringe upon any valid claims of patents that other parties own.

We license certain of our material technology and trademarks from third parties, including patents related to Lidoderm® from Teikoku and Hind Health Care, Inc. We cannot guarantee that such licenses will be renewed at the expiration of their term, if subject to renewal, or that the licensors will not exercise termination rights in connection with those licenses. The loss of any of our material licenses may have a material adverse effect on our business.

In the future, if we were found to be infringing on a patent owned by a third party, we might have to seek a license from such third party to use the patented technology. We cannot assure you that, if required, we would be able to obtain such a license on terms acceptable to us, if at all. If a third party brought a legal action against us or our licensors, we could incur substantial costs in defending ourselves, and we cannot assure you that such an action would be resolved in our favor. If such a dispute were to be resolved against us, we could be subject to significant damages, and the testing, manufacture or sale of one or more of our technologies or proposed products, if developed, could be enjoined.

We cannot assure you as to the degree of protection any patents will afford, whether the PTO will issue patents or whether we will be able to avoid violating or infringing upon patents issued to others or that others will not manufacture and distribute our patented products upon expiration of the applicable patents. Though we enter into confidentiality agreements and non-compete agreements, these agreements may be of limited effectiveness, and therefore it may be difficult for us to protect our trade secrets.

We may incur significant liability if it is determined that we are promoting or have in the past promoted the “off-label” use of drugs or medical devices.

Companies may not promote drugs or medical devices for “off-label” uses – that is, uses that are not described in the product’s labeling and that differ from those that were approved or cleared by the FDA. Under what is known as the “practice of medicine,” physicians and other healthcare practitioners may prescribe drug products and use medical devices for off-label or unapproved uses, and such uses are common across some medical specialties. Although the FDA does not regulate a physician’s choice of medications, treatments or product uses, the Federal Food, Drug and Cosmetic Act, or “FFDCA,” and FDA regulations significantly restrict permissible communications on the subject of off-label uses of drug products and medical devices by pharmaceutical and medical device companies. The FDA, the Federal Trade Commission, or the “FTC,” the Office of Inspector General of the Department of Health and Human Services, or the “OIG,” the Department of Justice, or the “DOJ,” and various state Attorneys General actively enforce laws and regulations that prohibit the promotion of off-label uses. A company that is found to have improperly promoted off-label uses may be subject to significant liability, including civil fines, criminal fines and penalties, civil damages and exclusion from federal funded healthcare programs such as Medicare and Medicaid as well as potential liability under the federal False Claims Act. Conduct giving rise to such liability could also form the basis for private civil litigation by third-party payors or other persons allegedly harmed by such conduct.

Notwithstanding the regulatory restrictions on off-label promotion, the FDA’s regulations and judicial case law allow companies to engage in some forms of truthful, non-misleading, and non-promotional speech concerning the off-label uses of their products. The Company has endeavored to establish and implement extensive compliance programs in order to instruct employees on complying with the relevant advertising and promotion legal requirements. Nonetheless, the FDA, OIG, the DOJ and/or the state Attorneys General may take the position that the Company is not in compliance with such requirements, and, if such non-compliance is proven, we may be subject to significant liability, including administrative, civil and criminal penalties and fines. In addition, our management’s attention could be diverted from our business operations and our reputation could be damaged.

In January 2007 and April 2011, we received subpoenas issued by the OIG, and the DOJ, respectively. The subpoenas request documents relating to Lidoderm® (lidocaine patch 5%) focused primarily on the sale, marketing and promotion of Lidoderm®. We are cooperating with the government in responding to the subpoenas. At this time, we cannot predict or determine the outcome of the government’s investigation or reasonably estimate the amount or range of amounts of fines or penalties that might result from a settlement or an adverse outcome from this investigation. However, should the government choose to initiate action against us, we could face substantial penalties, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We have significant goodwill and other intangible assets. Consequently, potential impairment of goodwill and other intangibles may significantly impact our profitability.

Goodwill and other intangibles represent a significant portion of our assets. As of March 31, 2011, goodwill and other intangibles comprised approximately 55% of our total assets. As of March 31, 2011, after giving effect to the financing and the Transactions, goodwill and other intangibles would have comprised approximately 74% of our total assets. This provisional measurement of goodwill and other intangibles is subject to change and such changes could be significant. Goodwill and other intangible assets are subject to an impairment analysis whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. Additionally, goodwill and indefinite-lived assets are subject to an impairment test at least annually.

Events giving rise to impairment of goodwill or other intangible assets are an inherent risk in the pharmaceutical and medical device industries and cannot be predicted. As a result of the significance of goodwill and other intangible assets, our results of operations and financial position in a future period could be negatively impacted should an impairment of our goodwill or other intangible assets occur.

We may incur liability if our support of continuing medical or health education programs and/or product promotions are determined, or are perceived, to be inconsistent with regulatory requirements.

Product promotion educational activities, support of continuing medical education programs, and other interactions with health care professionals must be conducted in a manner consistent with the FDA regulations and the Anti-Kickback Statute (described below). Although we endeavor to follow the applicable requirements, should it be determined that we have not appropriately followed the requirements, the government may initiate an action against us which may result in significant liability, including administrative, civil and criminal sanctions. Such penalties could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, management’s attention could be diverted and our reputation could be damaged.

We are subject to various regulations pertaining to the marketing of our products and services.

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including prohibitions on the offer of payment or acceptance of kickbacks or other remuneration for the purchase of our products and services, including inducements to potential patients to request our products and services. Specifically, the federal Anti-Kickback Statute prohibits persons or entities from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, to induce either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Due to recent legislative changes, violations of the Anti-Kickback Statute also carry potential federal False Claims Act liability. Because of the sweeping language of the federal Anti-Kickback Statute, many potentially beneficial business arrangements would be prohibited if the statute were strictly applied. To avoid this outcome, the U.S. Department of Health and Human Services’ Office of Inspector General has published regulations—known as “safe harbors” —that identify exceptions or exemptions to the statute’s prohibitions. Arrangements that do not fit within the safe harbors are not automatically deemed to be illegal, but must be evaluated on a case-by-case basis for compliance with the statute. Additionally, many states have adopted laws similar to the federal Anti-Kickback Statute. Some of these state prohibitions apply to referral of patients for healthcare items or services reimbursed by any third-party payer, not only the Medicare and Medicaid programs, and do not contain identical safe harbors.

Also, our HealthTronics subsidiary is subject to the federal self-referral prohibition commonly known as the “Stark Law,” which prohibits a physician from making a referral to an entity for certain “designated health services,” or “DHS,” reimbursed by Medicare if the physician (or a member of the physician’s immediate family) has a financial relationship with the entity, and which also prohibits the submission of any claims for reimbursement for designated health services furnished pursuant to a prohibited referral. These restrictions generally prohibit us from billing a patient or any payor, including, without limitation, Medicare, for any DHS furnished by HealthTronics to a Medicare beneficiary, when the physician ordering the test, or any member of the physician’s immediate family, has an investment interest in, or compensation arrangement with HealthTronics, unless the arrangement meets an exception to the prohibition. Any person who presents or causes to be presented a claim to the Medicare program in violation of the Stark Law is subject to civil monetary penalties of up to $15,000 per bill submission, an assessment of up to three times the amount claimed, and possible exclusion from participation in federal governmental payor programs. Many states also have self-referral prohibitions which, unlike the Stark Law, are not limited to government payor referrals. While we have attempted to comply with the Stark Law and similar state laws, it is possible that some of our financial arrangements with physicians could be subject to regulatory scrutiny at some point in the future, and we cannot assure you that we will be found to be in compliance with these laws following any such regulatory review.

We seek to comply with these laws and to fit our relationships with customers and other referral sources within one of the defined “safe harbors.” We are unaware of any violations of these laws. However, due to the breadth of the statutory provisions and the absence of uniform guidance in the form of regulations or court decisions, there can be no assurance that our practices will not be challenged under anti-kickback or similar laws. Violations of such restrictions may be punishable by civil and/or criminal sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from participation in U.S. federal and state healthcare programs (including Medicaid and Medicare). Any liability from such a violation could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition, the FDA has the authority to regulate the claims we make in marketing our prescription drug and medical device products to ensure that such claims are true, not misleading, supported by scientific evidence and consistent with the product’s approved or cleared labeling. Failure to comply with FDA requirements in this regard could result in, among other things, suspensions or withdrawal of approvals, product seizures, injunctions against the manufacture, holding, distribution, marketing and sale of a product, civil and criminal sanctions.

Also, the federal False Claims Act prohibits persons from knowingly filing, or causing to be filed, a false claim to, knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay or transmit money or property to, or the knowing use of false statements to obtain payment from, the government. When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties for each separate false claim. Various states have also enacted laws modeled after the federal False Claims Act. Federal and state authorities and private whistleblower plaintiffs recently have brought actions against drug and device manufacturers alleging that the manufacturers’ activities constituted causing healthcare providers to submit false claims, alleging that the manufacturers themselves made false or misleading statements to the federal government, or alleging that the manufacturers improperly promoted their products for “off-label” uses not approved by the FDA, or offered inducements to referral sources that are prohibited by the federal Anti-Kickback Statute. To the extent we become the subject of any such investigations or litigation, it could be time-consuming and costly to us and could have a material adverse effect on our business. In addition, if our activities are found to violate federal or state False Claims Act statutes, it could have a material adverse effect on our business, financial conditions, results of operations and cash flows.

Many of our core products contain narcotic ingredients. As a result of reports of misuse or abuse of prescription narcotics, the sale of such drugs may be subject to new regulation, including the development and implementation of REMS, which may prove difficult or expensive to comply with, and we and other pharmaceutical companies may face lawsuits.

Many of our core products contain narcotic ingredients. Misuse or abuse of such drugs can lead to physical or other harm. For example, in the past, reportedly widespread misuse or abuse of OxyContin®, a product of Purdue Pharma L.P., or “Purdue,” containing the narcotic oxycodone, resulted in the strengthening of warnings on its labeling. In addition, we believe that Purdue, the manufacturer of OxyContin®, faces or did face numerous lawsuits, including class action lawsuits, related to OxyContin® misuse or abuse. We may be subject to litigation similar to the OxyContin® suits related to any narcotic-containing product that we market.

The FDA or the U.S. Drug Enforcement Administration, referred to herein as the “DEA,” may impose new regulations concerning the manufacture, storage, transportation and sale of prescription narcotics. Such regulations may include new labeling requirements, the development and implementation of formal Risk Evaluation and Mitigation Strategy, or “REMS,” restrictions on prescription and sale of these products and mandatory reformulation of our products in order to make abuse more difficult. On September 27, 2007, Congress passed legislation authorizing the FDA to require companies to undertake post-approval studies in order to assess known or signaled potential serious safety risks and to make any labeling changes necessary to address safety risks. Congress also empowered the FDA to require companies to formulate REMS to ensure a drug’s benefits outweigh its risks. On April 19, 2011, the FDA issued letters to manufacturers of long-acting and extended-release opioid drug products requiring them to develop and submit to the FDA a post-market REMS plan to ensure that training is provided to prescribers of these products, and that information is provided to prescribers that they can use in counseling patients about the risks and benefits of opioid drug use. We received a REMS notification letter from the FDA to develop the REMS education and training program for prescribers for our Opana® ER, morphine sulfate ER, and oxycodone ER drug products. The Obama administration has also released a comprehensive action plan to reduce prescription drug abuse, which may include proposed legislation to amend existing controlled substances laws to require health care practitioners who request DEA registration to prescribe controlled substances to receive training on opioid prescribing practices as a condition of registration. In addition, state health departments and boards of pharmacy have authority to regulate distribution and may modify their regulations with respect to prescription narcotics in an attempt to curb abuse. In either case, any such new regulations or requirements may be difficult and expensive for us to comply with, may delay our introduction of new products, may adversely affect our total revenues and may have a material adverse effect on our business, results of operations, financial condition and cash flows.

In December 2007, we entered into a license, development and supply agreement with Grünenthal AG for the exclusive clinical development and commercialization rights in Canada and the United States for a new oral formulation of long-acting oxymorphone (an opioid), which is designed to be crush resistant. In July 2010, we filed an NDA with the FDA for a new extended-release formulation of oxymorphone, which is a semi-synthetic opioid analgesic intended for the treatment of moderate to severe chronic pain in patients requiring continuous, around-the-clock opioid treatment for an extended period of time. The NDA submission is based on a non-clinical and clinical development program designed to demonstrate the crush-resistant properties of this formulation of oxymorphone. In September 2010, we received notification from the FDA that this NDA has been granted priority review status. In November 2010, we were informed by the FDA that it no longer saw a need to convene a public advisory committee meeting to review our NDA, which the FDA had previously contemplated as a joint meeting of the Anesthetic and Life Support Drugs Advisory Committee and the Drug Safety and Risk Management Advisory Committee. In January 2011, we received a complete response letter from the FDA. The letter did not require that additional clinical studies be conducted for approval of the NDA. We are working closely with the FDA to finalize our response and currently anticipate responding to the FDA by mid-2011. We cannot assure you that the FDA will approve our NDA submission on a timely basis, if at all, which could delay the introduction and limit the potential market for our new extended-release formulation of oxymorphone, which may adversely affect our total revenues and may have a material adverse effect on our business, results of operations, financial condition and cash flows.

The pharmaceutical and medical device industry is heavily regulated, which creates uncertainty about our ability to bring new products to market and imposes substantial compliance costs on our business.

Federal and state governmental authorities in the United States, principally the FDA, impose substantial requirements on the development, manufacture, holding, labeling, marketing, advertising, promotion, distribution and sale of therapeutic pharmaceutical and medical device products through lengthy and detailed laboratory and clinical testing and other costly and time-consuming procedures.

With respect to pharmaceutical products, the submission of an NDA or ANDA to the FDA with supporting clinical safety and efficacy data, for example, does not guarantee that the FDA will grant approval to market the product. Meeting the FDA’s regulatory requirements to obtain approval to market a drug product typically takes many years, varies substantially based upon the type, complexity and novelty of the pharmaceutical product, and the application process is subject to uncertainty. The NDA approval process for a new product varies in time, generally requiring a minimum of 10 months, but could also take several years from the date of application. The timing for the ANDA approval process for generic products is difficult to estimate and can vary significantly.

NDA approvals, if granted, may not include all uses (known as indications) for which a company may seek to market a product. The FDA also requires companies to undertake post-approval surveillance regarding their drug products and to report adverse events.

With respect to medical devices, such as those manufactured by HealthTronics and AMS, before a new medical device, or a new use of, or claim for, an existing product can be marketed, it must first receive either premarket clearance under Section 510(k) of the FFDCA, or premarket approval, or “PMA,” from the FDA, unless an exemption applies. In the 510(k) pre-market clearance process, the FDA must determine that the proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology and safety and effectiveness to clear the proposed device for marketing. Clinical data is sometimes required to support a showing of substantial equivalence. The PMA pathway requires an applicant to demonstrate the safety and effectiveness of the device for its intended use based, in part, on extensive data including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices. Both the 510(k) and PMA processes can be expensive and lengthy and entail significant user fees. HealthTronics’ currently commercialized products have received premarket clearance under Section 510(k) of the FFDCA. AMS’s currently commercialized products have received premarket clearance or PMA from the FDA under Section 510(k) or 515 of the FFDCA.

Failure to comply with applicable regulatory requirements can result in, among other things, suspensions or withdrawals of approvals or clearances, seizures or recalls of products, injunctions against the manufacture, holding, distribution, marketing and sale of a product, and civil and criminal sanctions. Furthermore, changes in existing regulations or the adoption of new regulations could prevent us from obtaining, or affect the timing of, future regulatory approvals or clearances. Meeting regulatory requirements and evolving government standards may delay marketing of our new products for a considerable period of time, impose costly procedures upon our activities and result in a competitive advantage to larger companies that compete against us.

As part of its on-going quality program, AMS is engaged in a review of its quality systems, including its process validation procedures for many of its products, and is implementing a variety of enhancements to such systems, controls and procedures. In particular, because certain of AMS’s products are legacy products that have been in use for 15 to 20 years, they may require enhancements of AMS’s procedures, including additional remedial efforts, which could result in added costs.

We cannot assure you that the FDA or other regulatory agencies will approve or clear for marketing any products developed by us, on a timely basis, if at all, or, if granted, that approval will not entail limiting the indicated uses for which we may market the product, which could limit the potential market for any of these products.

Based on scientific developments, post-market experience, or other legislative or regulatory changes, the current FDA standards of review for approving new pharmaceutical and medical device products are sometimes more stringent than those that were applied in the past. For example, on January 19, 2011, the FDA’s Center for Devices and Radiological Health, or “CDRH,” unveiled a plan of twenty-five action items it intends to implement during 2011 relating to the 510(k) pre-market notification process for bringing medical devices to market. Among the actions the FDA plans to take are to issue guidance documents to clarify when clinical data should be submitted in support of a pre-market notification submission, to clarify the review of submissions that use “multiple predicates” in a pre-market notification submission, to clarify when modifications to a device require a new 510(k) determination, and other guidance documents. The FDA announced that it intends to refer to the Institute of Medicine, or “IOM,” for further review and consideration of other potential significant actions, such as whether or not to define the scope and grounds for the exercise of authority to partially or fully rescind a 510(k) marketing clearance, to clarify and consolidate the concepts of “indications for use” and “intended use,” to clarify when a device should no longer be available as a “predicate” to support a showing of substantial equivalence, whether to develop guidance on a new class of devices, called “class IIb,” for which additional data would be necessary to support a 510(k) determination. The extent to which the FDA will implement some or all of its planned action items is unknown at this time. If implemented, these actions could have a significant effect on the cost of applying for and maintaining applications under the 510(k) clearance mechanism, and on the criteria required for achieving clearance for additional uses of existing devices or new 510(k) devices. Further, some new or evolving review standards or conditions for approval or clearance were not applied to many established products currently on the market, including certain opioid products. As a result, the FDA does not have as extensive safety databases on these products as on some products developed more recently. Accordingly, we believe the FDA has recently expressed an intention to develop such databases for certain of these products, including many opioids.

In particular, the FDA has expressed interest in specific chemical structures that may be present as impurities in a number of opioid narcotic active pharmaceutical ingredients, such as oxycodone, which based on certain structural characteristics and laboratory tests may indicate the potential for having mutagenic effects.

More stringent controls of the levels of these impurities have been required and may continue to be required for FDA approval of products containing these impurities. Also, labeling revisions, formulation or manufacturing changes and/or product modifications may be necessary for new or existing products containing such impurities. The FDA’s more stringent requirements together with any additional testing or remedial measures that may be necessary could result in increased costs for, or delays in, obtaining approval for certain of our products in development. Although we do not believe that the FDA would seek to remove a currently marketed product from the market unless such mutagenic effects are believed to indicate a significant risk to patient health, we cannot make any such assurance.

In addition, on September 27, 2007, through passage of the Food and Drug Administration Amendments Act of 2007, or “FDAAA,” Congress passed legislation authorizing the FDA to require companies to undertake additional post-approval studies in order to assess known or signaled potential serious safety risks and to make any labeling changes necessary to address safety risks. Congress also empowered the FDA to require companies to formulate REMS to ensure a drug’s benefits outweigh its risks.

The FDA’s exercise of its authority under the FFDCA could result in delays or increased costs during product development, clinical trials and regulatory review, increased costs to comply with additional post-approval regulatory requirements and potential restrictions on sales of approved products. Foreign regulatory agencies often have similar authority and may impose comparable costs. Post-marketing studies, whether conducted by us or by others and whether mandated by regulatory agencies or voluntary, and other emerging data about marketed products, such as adverse event reports, may also adversely affect sales of our products. Further, the discovery of significant safety or efficacy concerns or problems with a product in the same therapeutic class as one of our products that implicate or appear to implicate the entire class of products could have an adverse effect on sales of our product or, in some cases, result in product withdrawals. Furthermore, new data and information, including information about product misuse at the user level, may lead government agencies, professional societies, practice management groups or patient or trade organizations to recommend or publish guidance or guidelines related to the use of our products, which may lead to reduced sales of our products.

The FDA and the DEA have important and complementary responsibilities with respect to our business. The FDA administers an application and post-approval monitoring process to assure that marketed products are safe, effective and consistently of uniform, high quality. The DEA administers registration, drug allotment and accountability systems to assure against loss and diversion of controlled substances. Both agencies have trained investigators that routinely, or for cause, conduct inspections, and both have authority to seek to enforce their statutory authority and regulations through administrative remedies as well as civil and criminal enforcement actions.

The FDA regulates the facilities, processes and procedures used to manufacture and market pharmaceutical and medical products in the United States. Manufacturing facilities must be registered with the FDA and all products made in such facilities must be manufactured in accordance with “current good manufacturing practices,” or “cGMP,” regulations enforced by the FDA. Compliance with cGMP regulations requires the dedication of substantial resources and requires significant expenditures. The FDA periodically inspects both our third party and owned manufacturing facilities and procedures to assure compliance. The FDA may cause a suspension or withdrawal of product approvals if regulatory standards are not maintained. In the event an approved manufacturing facility for a particular drug or medical device is required by the FDA to curtail or cease operations, or otherwise becomes inoperable, or a third party contract manufacturing facility faces manufacturing problems, obtaining the required FDA authorization to manufacture at the same or a different manufacturing site could result in production delays, which could adversely affect our business, results of operations, financial condition and cash flow.

On May 17, 2010, our subsidiary, HealthTronics, received a warning letter from the FDA in connection with an FDA inspection of Endocare, a subsidiary of HealthTronics, conducted in November 2009. The warning letter alleges instances of deficiencies relating to medical device reporting, or “MDR,” complaint handling and corrective and preventative action procedures, design control, and failure to seek FDA clearance of a design change. On June 15, 2010, HealthTronics provided a detailed response to the warning letter, including a description of its comprehensive corrective action plan to address the FDA’s concerns. On August 25, 2010, the FDA issued a reply to HealthTronics indicating that, with the exception of the remaining close-out of a corrective action and preventative action, or “CAPA,” review, its responses and corrective action plan appear to be adequate and will be verified at future inspections. On November 1, 2010, after ongoing updates and discussions with the FDA, HealthTronics reported that it had completed the remaining CAPA review, and was implementing corrective action to address and close-out the CAPA. To date, the FDA has not responded, and the matter remains open. HealthTronics continues to provide the FDA quarterly updates on the implementation of the plan.

The FDA is authorized to perform inspections under the FFDCA. During inspections of factory or manufacturing facilities, the FDA utilizes a Form FDA 483 to document and communicate observations made during inspections. The observations made on the Form 483 are not final and are not a statement as to whether the specific facility in question is compliant. Our Qualitest subsidiary operates two main manufacturing facilities, one site is located in Huntsville, Alabama and the second site is located in Charlotte, North Carolina. Both sites have been inspected by the FDA. Most recently, the Huntsville, Alabama facility received a Form 483 dated April 14, 2011 that resulted in three observations, one of which was corrected while the FDA inspector was on site. Qualitest is currently preparing a response to the other observations.

The stringent DEA regulations on our use of controlled substances include restrictions on their use in research, manufacture, distribution and storage. A breach of these regulations could result in imposition of civil penalties, refusal to renew or action to revoke necessary registrations, or other restrictions on operations involving controlled substances. Failure to comply with applicable legal requirements subjects the Qualitest facilities to possible legal or regulatory action, including shutdown, which may adversely affect their ability to supply us with product. Were we not able to manufacture products at the Qualitest facilities because of regulatory, business or any other reasons, the manufacture and marketing of these products would be interrupted. This could have a negative impact on our business, results of operation, financial condition, cash flows and competitive position. See also the risk described under the caption “The DEA limits the availability of the active ingredients used in many of our current products and products in development and, as a result, our procurement quota may not be sufficient to meet commercial demand or complete clinical trials.”

We cannot determine what effect changes in regulations or legal interpretations by the FDA or the courts, when and if promulgated or issued, may have on our business in the future. Changes could, among other things, require different labeling, monitoring of patients, interaction with physicians, education programs for patients or physicians, curtailment of necessary supplies, or limitations on product distribution. These changes, or others required by the FDA could have an adverse effect on the sales of these products. On April 19, 2011, the FDA issued letters to manufacturers of long-acting and extended-release opioid drug products requiring them to develop and submit to the FDA a post-market REMS plan to ensure that training is provided to prescribers of these products, and that information is provided to prescribers that they can use in counseling patients about the risks and benefits of opioid drug use. The Company received a REMS notification letter from the FDA to develop the REMS education and training program for prescribers for its Opana® ER, morphine sulfate ER, and oxycodone ER drug products. In addition, the Obama Administration has released a comprehensive action plan to reduce prescription drug abuse, which may include proposed legislation to amend existing controlled substances laws to require health care practitioners who request DEA registration to prescribe controlled substances to receive training on opioid prescribing practices as a condition of registration. The evolving and complex nature of regulatory science and regulatory requirements, the broad authority and discretion of the FDA and the generally high level of regulatory oversight results in a continuing possibility that, from time to time, we will be adversely affected by regulatory actions despite our ongoing efforts and commitment to achieve and maintain full compliance with all regulatory requirements.

Implementation by the FDA of certain specific public advisory committee recommendations regarding acetaminophen use in both over-the-counter and prescription products could have an adverse material impact on our net sales of Percocet® and Endocet®.

The FDA held a public advisory committee meeting in June 2009 to discuss acetaminophen use in both over-the-counter and prescription products, the potential for liver injury, and potential interventions to reduce the incidence of liver injury. The panel’s recommendations included the banning of certain prescription painkillers which combine acetaminophen with an opiate narcotic, and lowering the maximum dose of over-the-counter painkillers containing acetaminophen. These recommendations were made following the release in May 2009 of a FDA report that found severe liver damage, and even death, can result from a lack of consumer awareness that acetaminophen can cause such injury. These recommendations were advisory in nature and the FDA was not bound to follow these recommendations.

On January 14, 2011, the FDA announced in the Federal Register that it was taking steps to reduce the maximum strength of acetaminophen in prescription combination drug products to help reduce or prevent the risk of liver injury from an unintentional overdose of acetaminophen. A variety of prescription combination drug products include acetaminophen, such as those that contain the opioids oxycodone hydrochloride or hydrocodone bitartrate and acetaminophen, among others. Specifically, the FDA announced that it was asking product sponsors to limit the maximum strength of acetaminophen per dosage unit of the prescription combination drug products to 325 mg over a three-year phase-out period. At the end of that period, the FDA could seek to withdraw those prescription combination drug products that contain more than 325 mg of acetaminophen from the market, citing its authority to initiate withdrawal proceedings under the FFDCA. Among the products impacted by the FDA’s action are three Endo combination drug pain relief products: Percocet, Endocet and Zydone; and the Qualitest combination drug pain relief products: butalbital/acetaminophen/caffeine, hydrocodone/acetaminophen and oxycodone/acetaminophen. In addition, under additional authority granted to the FDA by the FDAAA, the FDA notified holders of approved NDAs and ANDAs that they would be required to modify the labeling of prescription acetaminophen drug products to include a Boxed Warning to include new safety information about acetaminophen and liver toxicity, and a Warning on the potential for allergic reactions. These regulatory changes, or others required by the FDA, could have an adverse effect on our business, financial condition, results of operations, and cash flows.

Timing and results of clinical trials to demonstrate the safety and efficacy of products as well as the FDA’s approval of products are uncertain.

Before obtaining regulatory approvals for the sale of any of our new product candidates, we must demonstrate through preclinical studies and clinical trials that the product is safe and effective for each intended use. Preclinical and clinical studies may fail to demonstrate the safety and effectiveness of a product. Likewise, we may not be able to demonstrate through clinical trials that a product candidate’s therapeutic benefits outweigh its risks. Even promising results from preclinical and early clinical studies do not always accurately predict results in later, large scale trials. A failure to demonstrate safety and efficacy could or would result in our failure to obtain regulatory approvals.

The rate of patient enrollment sometimes delays completion of clinical studies. There is substantial competition to enroll patients in clinical trials and such competition has delayed clinical development of our products in the past. For example, patients may not enroll in clinical trials at the rate expected or patients may drop out after enrolling in the trials or during the trials. Delays in planned patient enrollment can result in increased development costs and delays in regulatory approval. In addition, we rely on collaboration partners that may control or make changes in trial protocol and design enhancements that may also delay clinical trials. Product supplies may be delayed or be insufficient to treat the patients participating in the clinical trials, or manufacturers or suppliers may not meet the requirements of the FDA or foreign regulatory authorities, such as those relating to cGMP. We also may experience delays in obtaining, or we may not obtain, required initial and continuing approval of our clinical trials from institutional review boards. We cannot assure you that we will not experience delays or undesired results in these or any other of our clinical trials.

We cannot assure you that the FDA or foreign regulatory agencies will approve, clear for marketing or certify any products developed by us, on a timely basis, if at all, or, if granted, that such approval will not subject the marketing of our products to certain limits on indicated use. The FDA or foreign regulatory authorities may not agree with our assessment of the clinical data or they may interpret it differently. Such regulatory authorities may require additional or expanded clinical trials. Any limitation on use imposed by the FDA or delay in or failure to obtain FDA approvals or clearances of products developed by us would adversely affect the marketing of these products and our ability to generate product revenue, which would adversely affect our financial condition and results of operations.

Before obtaining regulatory approvals for certain generic products, we must conduct limited clinical or other trials to show comparability to the branded products. A failure to obtain satisfactory results in these trials would prevent us from obtaining required regulatory approvals.

The success of our acquisition and licensing strategy is subject to uncertainty and any completed acquisitions or licenses may reduce our earnings, be difficult to integrate, not perform as expected or require us to obtain additional financing.

We regularly evaluate selective acquisitions and look to continue to enhance our product line by acquiring rights to additional products and compounds. Such acquisitions may be carried out through the purchase of assets, joint ventures and licenses or by acquiring other companies. However, we cannot assure you that we will be able to complete acquisitions that meet our target criteria on satisfactory terms, if at all. In particular, we may not be able to identify suitable acquisition candidates, and we may have to compete for acquisition candidates.

Our competitors may have greater resources than us and therefore be better able to complete acquisitions or may cause the ultimate price we pay for acquisitions to increase. If we fail to achieve our acquisition goals, our growth may be limited.

Acquisitions, such as the recent Indevus, HealthTronics, Penwest and Qualitest acquisitions and the pending AMS Acquisition, may expose us to additional risks and may have a material adverse effect on our profitability and cash flows. Any acquisitions we make may:

•	fail to accomplish our strategic objectives;

•	not be successfully combined with our operations;

•	not perform as expected; and

•	expose us to cross border risks.

In addition, based on current acquisition prices in the pharmaceutical industry, acquisitions could decrease our net income per share and add significant intangible assets and related amortization or impairment charges. Our acquisition strategy may require us to obtain additional debt or equity financing, resulting in leverage, increased debt obligations as compared to equity, or dilution of ownership. We may not be able to finance acquisitions on terms satisfactory to us.

Further, if we are unable to maintain, on commercially reasonable terms, product, compound or other licenses that we have acquired, our ability to develop or commercially exploit our products may be inhibited.

Our growth and development will depend on developing, commercializing and marketing new products, including both our own products and those developed with our collaboration partners. If we do not do so successfully, our growth and development will be impaired.

Our future revenues and profitability will depend, to a significant extent, upon our ability to successfully commercialize new branded and generic pharmaceutical products in a timely manner. As a result, we must continually develop, test and manufacture new products, and these new products must meet regulatory standards and receive requisite regulatory approvals. Products we are currently developing may or may not receive the regulatory approvals necessary for us to market them. Furthermore, the development and commercialization process is time-consuming and costly, and we cannot assure you that any of our products, if and when developed and approved, can be successfully commercialized. Some of our collaboration partners may decide to make substantial changes to a product’s formulation or design, may experience financial difficulties or have limited financial resources, any of which may delay the development, commercialization and/or marketing of new products. In addition, if a co-developer on a new product terminates our collaboration agreement or does not perform under the agreement, we may experience delays and, possibly, additional costs in developing and marketing that product.

We conduct research and development primarily to enable us to manufacture and market FDA-approved pharmaceuticals and devices in accordance with FDA regulations. Much of our drug development effort is focused on technically difficult-to-formulate products and/or products that require advanced manufacturing technology. Typically, research expenses related to the development of innovative compounds and the filing of NDAs for these products are significantly greater than those expenses associated with ANDAs for generic products. As we continue to develop new products, our research expenses will likely increase. Because of the inherent risk associated with research and development efforts in our industry, particularly with respect to new drugs, our research and development expenditures may not result in the successful introduction of FDA approved new pharmaceutical products. Also, after we submit an NDA or ANDA, the FDA may require that we conduct additional studies, including, depending on the product, studies to assess the product’s interaction with alcohol, and as a result, we may be unable to reasonably predict the total research and development costs to develop a particular product. Indeed, on September 27, 2007, Congress passed legislation authorizing the FDA to require companies to undertake post-approval studies in order to assess known or signaled potential serious safety risks and to make any labeling changes necessary to address safety risks. Congress also empowered the FDA to require companies to formulate REMS to ensure a drug’s benefits outweigh its risks.

Our generics business faces intense competition from brand-name companies that sell or license their own generic versions of our generic products or seek to delay the introduction of our generic products.

Brand-name pharmaceutical companies have taken aggressive steps to thwart competition from generic equivalents of their brand-name products. In particular, brand-name companies sell directly to the generics market or license their products for sale to the generics market through licensing arrangements or strategic alliances with generic pharmaceutical companies (so-called authorized generics). While there have been legislative proposals by members of Congress to limit the use of authorized generics, no significant regulatory approvals are currently required for a brand-name manufacturer to sell directly or through a third party to the generic market. Brand-name manufacturers do not currently face any other significant barriers to entry into such market. The introductions of these so-called “authorized generics” have had and may continue to have an adverse effect by reducing our generics market share and adversely affecting our profitability and cash flows.

In addition, brand-name companies continually seek new ways to delay generic introduction and decrease the impact of generic competition, such as filing new patents on drugs whose original patent protection is about to expire; filing an increasing number of patents that are more complex and costly to challenge; filing suits for patent infringement that automatically delay approval by the FDA; developing patented controlled release or other next generation products, which often reduces the demand for the generic version of the existing product for which we may be seeking approval; changing product claims and product labeling; developing and marketing as over-the-counter products those branded products that are about to face generic competition; or filing Citizens’ Petitions with the FDA seeking restraints on our products or seeking to prevent them from coming to market. These strategies may increase the costs and risks associated with our efforts to introduce generic products and may delay or prevent such introduction altogether.

Our revenues and profits from generic pharmaceutical products typically decline as a result of intense competition from other pharmaceutical companies.

Our generic products compete with branded products and with generic versions made by or for other manufacturers, such as Mallinckrodt Inc., Teva Pharmaceuticals Industries Ltd and Watson Pharmaceuticals, Inc. Net selling prices of generic drugs typically decline, often dramatically, as additional generic pharmaceutical companies, both domestic and foreign, receive approvals and enter the market for a given generic product and competition intensifies. When additional versions of one of our generic products enter the market, we generally lose market share and our selling prices and margins on that product decline. Because we are smaller than many of our full-line competitors in the generic pharmaceutical products sector, we may lack the financial and other resources needed to maintain our profit margins and market share in this sector. Our ability to sustain our sales and profitability on any generic product over time is affected by the number of new companies selling such product and the timing of their approvals.

If the efforts of manufacturers of branded pharmaceuticals to use litigation and legislative and regulatory means to limit the use of generics and certain other products are successful, sales of our generic products may suffer.

Pharmaceutical companies that produce patented brand products can employ a range of legal and regulatory strategies to delay the introduction of competing generics and other products to which we do not have a right of reference to all necessary preclinical and clinical data. Opposing such efforts or litigation actions can be costly and time-consuming and result in delays in the introduction of our products.

The products for which we are developing generic versions may be claimed by their manufacturer to be protected by one or more patents. If we file an ANDA to seek FDA approval of our generic version of such a drug, we are required to certify that any patent or patents listed as covering the approved listed drug are invalid, unenforceable or will not be infringed by our generic version. Similar certification requirements apply to new drug applications filed under Section 505(b)(2) of the FFDCA, where we rely on information to which we do not have a right of reference. Once the FDA accepts our ANDA or Section 505(b)(2) NDA, we are required to notify the brand manufacturer of this fact. The brand manufacturer then has 45 days from the receipt of the notice in which to file a suit for patent infringement. If it does so, the FDA is generally prevented from granting approval of the ANDA or Section 505(b)(2) NDA until the earliest of 30 months from the date the FDA accepted the application for filing, the conclusion of litigation in the generic’s favor or expiration of the patent(s).

We may be the subject of product liability claims or product recalls, and we may be unable to obtain or maintain insurance adequate to cover potential liabilities. We will be subject to additional product liability claims following consummation of the AMS Acquisition.

Our business exposes us to potential liability risks that arise from the testing, manufacturing, marketing and sale of our products. In addition to direct expenditures for damages, settlement and defense costs, there is a possibility of adverse publicity as a result of product liability claims. Product liability is a significant commercial risk for us. Some plaintiffs have received substantial damage awards in some jurisdictions against pharmaceutical companies based upon claims for injuries allegedly caused by the use of their products. In addition, it may be necessary for us to voluntarily or mandatorily recall or withdraw products that do not meet approved specifications or which subsequent data demonstrate may be unsafe or ineffective, which would also result in adverse publicity as well as in costs connected to the recall and loss of revenue.

We acquired Qualitest, and Qualitest and, in certain cases, we and certain of our subsidiaries, are named as defendants in a number of cases that have been filed in various state and federal courts that allege plaintiffs experienced injuries as a result of ingesting the prescription medicine metoclopramide, which had been manufactured and marketed by Qualitest, as well as other manufacturers. Many of these cases are in the discovery phase of the litigation, and certain cases have been scheduled for trial in the fall of 2011. Qualitest and certain of our other subsidiaries are also named as defendants in cases that have been filed in various state and federal courts that allege plaintiffs experienced injuries as a result of ingesting prescription medications containing propoxyphene, which has been manufactured and marketed by Qualitest as well as other manufacturers. We may be subject to liabilities arising out of these cases, and will be responsible for the cost of managing these cases. We intend to contest all of these cases vigorously. Additional litigation similar to that described above may also be brought by other plaintiffs in various jurisdictions with respect to metoclopramide, propoxyphene-containing prescription medications or other products in the future. However, we cannot predict the timing or outcome of any such litigation, or whether any such litigation will be brought against us and/or Qualitest. Subject to certain terms and conditions, we will be indemnified by the former owners of Qualitest with respect to, among other things, metoclopramide and propoxyphene litigation arising out of the sales of the product by Qualitest between January 1, 2006 and November 30, 2010, the date on which the acquisition was completed, subject to an overall liability cap of $100 million for all claims arising out of or related to the acquisition, including the claims described above.

AMS, which we intend to acquire late in the second quarter of 2011, has in the past had, and at present has a number of outstanding product liability claims relating to its products, including with respect to its female mesh products, which are used in most of its female incontinence prolapsed products. Surgical mesh was the subject of a public health notification in 2009. Following the completion of the AMS Acquisition, we will be subject to liabilities arising out of these cases.

In addition, on May 9, 2011, AMS initiated a voluntary recall of the control pump component of the AMS 800® Artificial Urinary Sphincter, a men’s health incontinence product. Based upon a review of its product test procedures, AMS is unable to confirm that all control pumps have met AMS’s requirements. AMS has not received any confirmed reports of device malfunction attributable to this concern and it believes the likelihood of a serious adverse health consequence is remote. AMS currently estimates this voluntary recall may disrupt U.S. sales of the AMS 800® Artificial Urinary Sphincter for approximately 120 days, and likely less time in international markets, and as a result has the potential to reduce sales. There can be no assurance that sales may not be disrupted for a longer period than estimated or that any reduction in sales would not have a material adverse effect on our business, results of operation, financial condition or cash flows. Given the limited alternatives available for treating men with severe incontinence, AMS does not anticipate significant market share loss due to this voluntary recall. If other AMS products suffer from issues similar to those occurring with the AMS 800® Artificial Urinary Sphincter, we may be obligated to conduct additional recalls in the future which would result in adverse publicity as well as added costs and loss of revenue. Such recalls could have a material adverse effect on our business, results of operation, financial condition, cash flows and competitive position. See

“—The pharmaceutical and medical device industry is heavily regulated, which creates uncertainty about our ability to bring new products to market and imposes substantial compliance costs on our business.”

We cannot assure you that a product liability claim or series of claims brought against us would not have an adverse effect on our business, financial condition, results of operations and cash flows. If any claim is brought against us, regardless of the success or failure of the claim, we cannot assure you that we will be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities or the cost of a recall.

We may incur liabilities as the result of “over-time” cases which, if ultimately determined adverse to the industry, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

A number of pharmaceutical companies are defendants in litigation brought by their own current and former pharmaceutical sales representatives, alleging that the companies violated wage and hour laws by misclassifying the sales representatives as “exempt” employees, and by failing to pay overtime compensation. We are and may in the future be the subject of similar cases. Depending on developments in the ongoing and any future litigation, there is a possibility that we will suffer an adverse decision or verdicts of substantial amounts, or that we will enter into monetary settlements. Any unfavorable outcome as a result of such litigation could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The availability of third party reimbursement for our products is uncertain, and thus we may find it difficult to maintain current price levels. Additionally, the market may not accept those products for which third party reimbursement is not adequately provided.

Our ability to commercialize our products depends, in part, on the extent to which reimbursement for the costs of these products is available from government healthcare programs, private health insurers and others. We cannot be certain that, over time, third party payment for our products will be adequate for us to maintain price levels sufficient for realization of an appropriate return on our investment. Government payors, private insurers and other third party payers are increasingly attempting to contain healthcare costs by (1) limiting both coverage and the level of reimbursement (including adjusting co-pays) for products approved for marketing by the FDA, (2) refusing, in some cases, to provide any coverage for uses of approved products for indications for which the FDA has not granted marketing approval and (3) requiring or encouraging, through more favorable reimbursement levels or otherwise, the substitution of generic alternatives to branded products.

Examples of some of the major government healthcare programs include Medicare and Medicaid. The Medicare Prescription Drug Improvement and Modernization Act of 2003, or the “Medicare Modernization Act,” created a new prescription drug coverage program for people with Medicare through a new system of private market insurance providers beginning in January 2006, or “Part D.” Although the new Part D benefit resulted in Medicare coverage for outpatient drugs previously not covered by Medicare, the new benefit has resulted in an increased use of formularies (listings of prescription drugs approved for use) such that, in the event a Medicare beneficiary’s medications are not listed on the applicable formulary, such Medicare beneficiary may not receive reimbursement for such medications. Moreover, once these formularies are established, a Medicare Part D plan is not obligated to pay for drugs omitted from a formulary, unless the beneficiary receives an exception, and the cost of these non-covered drugs will not be counted towards the annual out-of-pocket beneficiary deductible established by the Medicare Modernization Act. Also, formularies may have “tiers” where cost-sharing varies depending on the tier to which a particular drug is assigned. Further, since 2006, private insurance policies that supplement Medicare coverage, known as “Medigap” policies, no longer may include prescription drug coverage and therefore cannot be used to cover the cost of off-formulary medications. Our product mix is shifting towards products for aging demographics and, as a result, over time we will become increasingly dependant on Medicare. If our products are or become excluded from Part D plan formularies, or are placed on formulary tiers that require significant beneficiary cost-sharing, demand for our products might decrease and we may be forced to lower prices for our products, which may adversely affect our business, financial condition, results of operations and cash flows.

From time to time, state Medicaid programs review our products to assess whether such products should be subject to a prior authorization process, which processes vary state-by-state but generally require physicians prescribing the products to answer several questions prior to the product being dispensed. The institution of a prior authorization process may adversely impact the sales of the related product in the state and depending on the state, may adversely affect our business and results of operations. On February 20, 2008, in connection with its Clinical Drug Review Program, the Pharmacy and Therapeutics Committee of the New York State Department of Health reviewed our product Lidoderm® and recommended that it be subject to a prior authorization process. As a result, on July 31, 2008, the New York State Department of Health placed Lidoderm® in its Clinical Drug Review Program, which is a specific program within its prior authorization program. There can be no assurance that such a process, or the implementation thereof, in New York State or elsewhere would not have a material adverse effect on our business, financial condition, results of operations and cash flows.

If government and commercial third party payers do not provide adequate coverage and reimbursement levels for users of our products, the market acceptance of these products could be adversely affected. In addition, the following factors could significantly influence the purchase of pharmaceutical products, which would result in lower prices and a reduced demand for our products that might force us to reduce the price of these products to remain competitive:

•	the trend toward managed healthcare in the United States;

•	the growth of organizations such as HMOs and managed care organizations;

•	legislative proposals to reform healthcare and government insurance programs; and

•	price controls and non-reimbursement of new and highly priced medicines for which the economic therapeutic rationales are not established.

In February, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009, which appropriates $1.1 billion to fund comparative effectiveness research, or “CER,” relating to healthcare treatments. In March 2010, the President signed the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, which we collectively refer to in this report as the “U.S. Health Reform Law,” which, among other things, created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct CER. Although the concept of CER now has significant momentum, numerous unresolved and potentially contentious issues remain, and stakeholders are following implementation of these new laws closely. Depending on how CER is implemented, CER could possibly present regulatory and reimbursement issues under certain circumstances. For additional discussion of the U.S. Health Reform Law, see “While healthcare reform may increase the number of patients who have insurance coverage for our products, its cost containment measures may adversely affect reimbursement for our products.”

Third party payors could refuse to reimburse healthcare providers for use of HealthTronics’ and AMS’s current or future service offerings or products, which could negatively impact our business, results of operations, financial condition and cash flows.

Third party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of medical procedures and treatments, particularly for elective procedures, which would include a number of AMS’s product offerings. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products, which may impact whether customers purchase our products. Reimbursement rates vary depending on whether the procedure is performed in a hospital, ambulatory surgery center or physician’s office. Furthermore, healthcare regulations and reimbursement for medical devices vary significantly from country to country, particularly in Europe. AMS has experienced lower procedure volume levels, particularly in Europe, as a result of recent “austerity measures” or budget reduction measures adopted by certain European countries in response to growing budget deficits and volatile economic conditions and may experience lower levels of reimbursement with respect to AMS’s products in the future as a result. In the United States, lithotripsy treatments are reimbursed under various federal and state programs, including Medicare and Medicaid, as well as under private healthcare programs, primarily at fixed rates. Governmental programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy and governmental funding restrictions, and private programs are subject to policy changes and commercial considerations, all of which may have the effect of decreasing program payments, increasing costs or requiring HealthTronics and AMS to modify the way in which they operate their businesses.

Our reporting and payment obligations under the Medicaid Drug Rebate Program and other governmental drug pricing programs are complex and may involve subjective decisions. Any failure to comply with those obligations could subject us to penalties and sanctions.

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including prohibitions on the offer of payment or acceptance of kickbacks or other remuneration in return for the purchase of our products. Sanctions for violating these laws include criminal penalties and civil sanctions and possible exclusion from the Medicare, Medicaid, and other government healthcare programs. There can be no assurance that our practices will not be challenged under these laws in the future or that such a challenge would not have a material adverse effect on our business or results of operations.

We also are subject to federal and state laws prohibiting the presentation (or the causing to be presented) of claims for payment (by Medicare, Medicaid, or other third-party payers) that are determined to be false, fraudulent, or for an item or service that was not provided as claimed. These false claims statutes include the federal civil False Claims Act, which permits private persons to bring suit in the name of the government alleging false or fraudulent claims presented to or paid by the government (or other violations of the statutes) and to share in any amounts paid by the entity to the government in fines or settlement. Such suits, known as qui tam actions, have increased significantly in the healthcare industry in recent years. These actions against healthcare companies, which do not require proof of a specific intent to defraud the government, may result in payment of fines and/or administrative exclusion from the Medicare, Medicaid, and/or other government healthcare programs.

We are subject to provisions that require us to enter into a Medicaid Drug Rebate Agreement and a 340B Pharmaceutical Pricing Agreement as a condition for having our products eligible for payment under Medicare Part B and Medicaid. We have entered into such agreements. In addition, we are required to report certain pricing information to the Centers for Medicare and Medicaid Services on a periodic basis to allow for accurate determination of rebates owed under the Medicaid Drug Rebate Agreement, ceiling prices under the 340B program and certain other government pricing arrangements, and reimbursement rates for certain drugs paid under Medicare Part B.

We and other pharmaceutical companies are defendants in a number of lawsuits filed by local and state government entities, alleging generally that we and numerous other pharmaceutical companies reported false pricing information in connection with certain drugs that are reimbursable by state Medicaid programs, which are partially funded by the federal government. In addition, a predecessor entity of Qualitest and other pharmaceutical companies are defendants in a federal False Claims Act lawsuit brought by a qui tam relator alleging the submission (or the causing of the submission) of false claims for payments to be made through state Medicaid reimbursement programs for unapproved drugs or non-drugs. We intend to vigorously defend these lawsuits to which we are a party. Depending on developments in the litigation however, as with all litigation, there is a possibility that we will suffer adverse decisions or verdicts of substantial amounts, or that we will enter into monetary settlements in one or more of these actions as we recently did with a number of New York counties. See “Legal proceedings” in Note 12 of the Condensed Consolidated Financial Statements included in our First Quarter 2011 Form 10-Q. Any unfavorable outcomes as a result of such litigation could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Government regulations regarding price reporting and rebate payment obligations are complex, and we are continually evaluating the methods that we use to calculate and report the amounts owed by us with respect to Medicaid and other government pricing programs. The federal Medicaid Drug Rebate Program, for example, requires that we make quarterly rebate payments to all states that offer a non-managed care-based Medicaid pharmacy benefit to their eligible citizens. Our calculations of these rebate payments are subject to review and challenge by various government agencies and authorities and it is possible that any such review could result either in material changes to the method used for calculating the amounts owed to the pertinent government agency (or agencies), or to the amounts themselves. In addition, because the methods for calculating reported prices are not fully specified in regulations or sub-regulatory guidance documents, our processes for these calculations and our judgments supporting these calculations involve, and will continue to involve, subjective decisions. Further, these calculations are subject to the risk of errors. As noted above, any governmental agency that commences an action, if successful, could impose, based on a claim of violation of the federal False Claims Act or similar state laws or otherwise, civil and/or criminal sanctions, including fines, penalties and possible exclusion from participation in federal healthcare programs (including Medicaid and Medicare). Some of the applicable laws impose liability even in the absence of specific intent to defraud. Furthermore, should there be ambiguity with regard to how to properly calculate and report payments, or even in the absence of such ambiguity, a governmental authority may take a position contrary to a position we have taken, may demand payments for rebates owed based upon the government’s pricing determinations, and may seek to impose civil and/or criminal sanctions. If such events occurred, any such governmental penalties, sanctions or retrospective revisions to payments already made could have a material adverse effect on our business, financial position, results of operations and cash flows, and could cause the market value of our common stock to decline.

Once approved, there is no guarantee that the market will accept our future products, and regulatory requirements could limit the commercial usage of our products.

Even if we obtain regulatory approvals, uncertainty exists as to whether the market will accept our products. A number of factors may limit the market acceptance of our products, including the timing of regulatory approvals and market entry relative to competitive products, the availability of alternative products, the price of our products relative to alternative products, the availability of third party reimbursement and the extent of marketing efforts by third party distributors or agents that we retain. We cannot assure you that our products will receive market acceptance in a commercially viable period of time, if at all. We cannot be certain that any investment made in developing products will be recovered, even if we are successful in commercialization. To the extent that we expend significant resources on research and development efforts and are not able, ultimately, to introduce successful new products as a result of those efforts, our business, financial position, results of operations and cash flows may be materially adversely affected, and the market value of our common stock could decline. In addition, many of our products contain narcotic ingredients that carry stringent record keeping obligations, strict storage requirements and other limitations on these products’ availability, which could limit the commercial usage of these products.

Our customer concentration may adversely affect our financial condition and results of operations.

We primarily sell our products to a limited number of wholesale drug distributors and large pharmacy chains. In turn, these wholesale drug distributors and large pharmacy chains supply products to pharmacies, hospitals, governmental agencies and physicians. Total revenues from customers who accounted for 10% or more of our total revenues during the years ended December 31, 2008, 2009 and 2010 and the three months ended March 31, 2011 were as follows:

	Year ended December 31, 2008	Year ended December 31, 2009	Year ended December 31, 2010	Three months ended March 31 2011
Cardinal Health, Inc.	36%	35%	33%	27%
McKesson Corporation	31%	29%	28%	24%
AmerisourceBergen Corporation	15%	16%	15%	13%

Revenues from these customers are included within our Branded Pharmaceuticals and Generics segments. If we were to lose the business of any of these customers, or if any were to experience difficulty in paying us on a timely basis, our total revenues, profitability and cash flows could be materially and adversely affected.

We are currently dependent on outside manufacturers for the manufacture of a significant amount of our products; therefore, we have and will continue to have limited control of the manufacturing process and related costs. Certain of our manufacturers currently constitute the sole source of one or more of our products, including Teikoku, our sole source of Lidoderm®.

Third party manufacturers currently manufacture a significant amount of our products pursuant to contractual arrangements. Certain of our manufacturers currently constitute the sole source of one or more of our products. Because of contractual restraints and the lead-time necessary to obtain FDA approval, and possibly DEA registration, of a new manufacturer, replacement of any of these manufacturers may be expensive and time consuming and may cause interruptions in our supply of products to customers. As a result, any such delay could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Because most of our products are manufactured by third parties, we have a limited ability to control the manufacturing process or costs related to this process. Increases in the prices we pay our manufacturers, interruptions in our supply of products or lapses in quality could adversely impact our margins, profitability and cash flows. We are reliant on our third party manufacturers to maintain the facilities at which they manufacture our products in compliance with FDA, DEA, state and local regulations. If they fail to maintain compliance with FDA, DEA or other critical regulations, they could be ordered to cease manufacturing which would have a material adverse impact on our business, results of operations, financial condition and cash flows. Additionally, if any facility that manufactures our products experiences a natural disaster such as the recent earthquakes in Japan or the recent tornados in Alabama, we could experience a material adverse impact on our business, results of operations, financial condition and cash flows. In addition to FDA and DEA regulation, violation of standards enforced by the Environmental Protection Agency, or the “EPA,” and the Occupational Safety and Health Administration, or “OSHA,” and their counterpart agencies at the state level, could slow down or curtail operations of third party manufacturers.

We have entered into minimum purchase requirement contracts with some of our third party manufacturers. In May 2001, we entered into a long-term manufacturing and development agreement with Novartis Consumer Health, Inc., or “Novartis,” pursuant to which Novartis has agreed to manufacture certain of our commercial products in addition to products in development. On February 23, 2011, we gave notice to Novartis that we would terminate this agreement effective February 2014. As of March 31, 2011, we are required to purchase a minimum of approximately $14 million of product from Novartis per year, or pro rata portion thereof, until the effective date of the termination of the agreement.

We also have a long-term contract with Teikoku Seiyaku Co., Ltd., under which Teikoku manufactures Lidoderm® at its Japanese facility for commercial sale by us in the United States. We agreed to purchase a minimum number of patches per year from Teikoku through 2012, representing the noncancelable portion of the Teikoku agreement. Teikoku has agreed to fix the supply price of Lidoderm® for a period of time after which the price will be adjusted at future set dates based on a price index defined in the Teikoku agreement. Since future price changes are unknown, we have used prices currently existing under the Teikoku agreement, and estimated our minimum purchase requirement to be approximately $32 million per year through 2012. The minimum purchase requirement shall remain in effect subsequent to 2012, except that we have the right to terminate the Teikoku agreement after 2012 if we fail to meet the annual minimum requirement.

In addition, we may consider entering into additional manufacturing arrangements with third party manufacturers. In each case, we will incur significant costs in obtaining the regulatory approvals and taking the other steps necessary to begin commercial production by these manufacturers. If the market for the products manufactured by these third parties substantially contracts or disappears, we will continue to be financially obligated under these contracts, an obligation which could have a material adverse effect on our business.

We are dependent on third parties to supply all raw materials used in our products and to provide services for certain core aspects of our business. Any interruption or failure by these suppliers, distributors and collaboration partners to meet their obligations pursuant to various agreements with us could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We rely on third parties to supply all raw materials used in our products. In addition, we rely on third party suppliers, distributors and collaboration partners to provide services for certain core aspects of our business, including manufacturing, warehousing, distribution, customer service support, medical affairs services, clinical studies, sales and other technical and financial services. All third party suppliers and contractors are subject to FDA, and very often DEA, requirements. Our business and financial viability are dependent on the continued supply by these third party suppliers, the regulatory compliance of these third parties, and on the strength, validity and terms of our various contracts with these third party manufacturers, distributors and collaboration partners. Any interruption or failure by our suppliers, distributors and collaboration partners to meet their obligations pursuant to various agreements with us could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we have entered into minimum purchase requirement contracts with some of our third party raw material suppliers. If the market for the products that utilize these raw materials substantially contracts or disappears, we will continue to be financially obligated under these contracts and meeting such obligations could have a material adverse effect on our business.

For example, we are dependent on a limited number of suppliers for the gums used in our Penwest subsidiary’s TIMERx® materials. Penwest’s TIMERx® drug delivery systems are based on a hydrophilic matrix combining a heterodispersed mixture primarily composed of two polysaccharides, xanthan gum and locust bean gum, in the presence of dextrose. These gums are also used in Penwest’s Geminex®, gastroretentive and SyncroDoseTM drug delivery systems. Penwest purchases these gums from a primary supplier. Penwest has qualified, or is in the process of qualifying, alternate suppliers with respect to such materials, but we can provide no assurance that interruptions in supplies will not occur in the future. TIMERx® is the extended-release technology used in Opana® ER. Any interruption in TIMERx® supply could have a material adverse effect on our sales of Opana® ER.

In addition, AMS, which we intend to acquire late in the second quarter of 2011, currently relies on single- or sole-source suppliers for certain raw materials and certain components used in its male prostheses, many of its female products, its GreenLight™ laser systems, and for the TherMatrx® disposables. These sources of supply could encounter manufacturing difficulties or may unilaterally decide to stop supplying AMS because of product liability concerns or other factors. If we consummate the AMS Acquisition, we and AMS cannot be certain that we would be able to timely or cost-effectively replace any of these sources upon any disruption. These sources of supply could encounter manufacturing difficulties or may unilaterally decide to stop supplying us because of product liability concerns or other factors. Any interruption or failure by these sources to supply raw materials or components to AMS could have a material adverse effect on sales of AMS’s products.

We are dependent upon third parties to provide us with various estimates as a basis for our financial reporting. While we undertake certain procedures to review the reasonableness of this information, we cannot obtain absolute assurance over the accounting methods and controls over the information provided to us by third parties. As a result we are at risk of them providing us with erroneous data which could have a material adverse impact on our business.

If our manufacturing facilities are unable to manufacture our products or the manufacturing process is interrupted due to failure to comply with regulations or for other reasons, it could have a material adverse impact on our business.

In November 2010, we acquired Qualitest’s pharmaceutical manufacturing facilities located in Huntsville, Alabama and Charlotte, North Carolina. The Qualitest facilities currently manufacture many of the Qualitest products that we acquired. In connection with the AMS acquisition, we will be acquiring AMS’s manufacturing facilities in Minnesota and California, where many of AMS’s products that we will acquire are made. Because the manufacture of pharmaceutical products and medical devices requires precise and reliable controls, and due to significant compliance obligations imposed by laws and regulations, we may face delays in qualifying the Qualitest facilities or the AMS manufacturing facilities for the manufacture of new products or for other products that are currently manufactured for us by third parties.

If our manufacturing facilities fail to comply with regulatory requirements or encounter other manufacturing difficulties, it could adversely affect their ability to supply products to us. All facilities and manufacturing processes used for the manufacture of pharmaceutical products and medical devices must be operated in conformity with cGMP and, in the case of controlled substances, DEA regulations. Compliance with the FDA’s cGMP and DEA requirements applies to both drug products seeking regulatory approval and to approved drug products. In complying with cGMP requirements, pharmaceutical manufacturing facilities must continually expend significant time, money and effort in production, record-keeping and quality assurance and control so that their products meet applicable specifications and other requirements for product safety, efficacy and quality. Failure to comply with applicable legal requirements subjects our manufacturing facilities to possible legal or regulatory action, including shutdown, which may adversely affect their ability to supply us with product. Were we not able to manufacture products at our manufacturing facilities because of regulatory, business or any other reasons, the manufacture and marketing of these products would be interrupted. This could have a material adverse impact on our business, results of operation, financial condition, cash flows and competitive position.

The DEA limits the availability of the active ingredients used in many of our current products and products in development, as well as the production of these products, and, as a result, our procurement and production quotas may not be sufficient to meet commercial demand or complete clinical trials.

The DEA regulates chemical compounds as Schedule I, II, III, IV or V substances, with Schedule I substances considered to present the highest risk of substance abuse and Schedule V substances the lowest risk. The active ingredients in some of our current products and products in development, including oxycodone, oxymorphone, morphine, fentanyl, sufentanil and hydrocodone, are listed by the DEA as Schedule II or III substances under the Controlled Substances Act of 1970. Consequently, their manufacture, shipment, storage, sale and use are subject to a high degree of regulation. For example, generally, all Schedule II drug prescriptions must be signed by a physician, physically presented to a pharmacist and may not be refilled without a new prescription.

Furthermore, the DEA limits the availability of the active ingredients used in many of our current products and products in development, as well as the production of these products and, and we must annually apply to the DEA for procurement and production quotas in order to obtain and produce these substances. As a result, our procurement and production quotas may not be sufficient to meet commercial demand or to complete clinical trials. Moreover, the DEA may adjust these quotas from time to time during the year, although the DEA has substantial discretion in whether or not to make such adjustments. Any delay or refusal by the DEA in establishing our quotas, or modification of our quotas, for controlled substances could delay or result in the stoppage of our clinical trials or product launches, or could cause trade inventory disruptions for those products that have already been launched, which could have a material adverse effect on our business, financial position, results of operations and cash flows.

We invest in securities that are subject to market risk and the recent issues in the financial markets could adversely affect the value of our assets.

At March 31, 2011, $18.8 million of our marketable securities portfolio was invested in AAA rated investments in auction-rate debt securities. Auction-rate securities are long-term variable rate bonds tied to short-term interest rates. After the initial issuance of the securities, the interest rate on the securities is reset periodically, at intervals established at the time of issuance (e.g., every seven, twenty-eight, or thirty-five days; every six months; etc.). In an active market, auction-rate securities are bought and sold at each reset date through a competitive bidding process, often referred to as a “Dutch auction”. Auctions are successful when the supply and demand of securities are in balance. Financial institutions brokering the auctions would also participate in the auctions to balance the supply and demand. Beginning in the second half of 2007, auctions began to fail for specific securities and in mid-February 2008 auction failures became common, prompting market participants, including financial institutions, to cease or limit their exposure to the auction-rate market. Given the current liquidity conditions in the global credit markets, the auction-rate securities market has become inactive. Consequently, our auction-rate securities are currently illiquid through the normal auction process.

The underlying assets of our auction-rate securities are student loans. The student loans are insured by the Federal Family Education Loan Program, or “FFELP.”

Throughout 2010, the auction-rate securities market has continued to be inactive. If credit and capital markets deteriorate further or we experience any additional ratings downgrades on any investments in our portfolio (including on our auction-rate securities), we may incur additional impairments in future periods, which could negatively affect our financial condition, cash flow or reported earnings.

Any of these events could materially affect our results of operations and our financial condition. In the event we need to access these funds, we could be required to sell these securities at an amount below our original purchase value. Although, based on our ability to access our cash and cash equivalents and our other liquid investments as well as our expected operating cash flows, we do not expect to be required to sell these securities at a loss, there can be no assurance that we will not have to sell these securities at a loss. In addition, volatility and disruption of the capital and credit markets in the United States may affect our access to capital and increase our cost of capital in general.

Sales of our products may be adversely affected by the consolidation of the wholesale drug distribution and retail pharmacy industries, a trend which may continue.

The network through which we sell our products has undergone significant consolidation marked by mergers and acquisitions among wholesale distributors and the growth of large retail drug store chains. As a result, a small number of large wholesale distributors control a significant share of the market, and the number of independent drug stores and small drug store chains has decreased. We expect that consolidation of drug wholesalers and retailers will place competitive pressures on drug manufacturers, including us. If we lose any of these customer accounts, or if our relationship with them were to deteriorate, our business could also be materially and adversely affected. Orders for our products may increase or decrease depending on the inventory levels held by our major customers. Significant increases and decreases in orders from our major customers could cause our operating results to vary significantly from quarter to quarter.

Retail availability of our products is greatly affected by the inventory levels our customers hold. We monitor wholesaler inventory of our products using a combination of methods, including tracking prescriptions filled at the pharmacy level to determine inventory amounts the wholesalers have sold to their customers. Pursuant to distribution service agreements with five of our significant wholesale customers, we receive inventory level reports. For other wholesalers where we do not receive inventory level reports, however, our estimates of wholesaler inventories may differ significantly from actual inventory levels. Significant differences between actual and estimated inventory levels may result in excessive inventory production, inadequate supplies of products in distribution channels, insufficient or excess product available at the retail level, and unexpected increases or decreases in orders from our major customers. Forward buying by wholesalers, for example, may result in significant and unexpected changes in customer orders from quarter to quarter. These changes may cause our revenues to fluctuate significantly from quarter to quarter, and in some cases may cause our operating results for a particular quarter to be below our expectations or internal projections. If our financial results are below expectations for a particular period, the market price of our securities may drop significantly.

We may not be able to maintain our current insurance policies covering our business, assets, directors and officers and product liability claims and we may not be able to obtain new policies in the future.

Property, product liability, directors’ and officers’ and general liability insurance represent significant costs to us. Since the events of September 11, 2001, and due to an increased focus on corporate governance in the

United States, and product liability lawsuits related to pharmaceuticals, liability and other types of insurance have, in some instances, become more difficult and costly to obtain. As we continue to expand our portfolio of available products, we may experience an increase in the number of product liability claims against us. Moreover, we may be subject to claims that are not covered by insurance. In addition, products for which we currently have coverage may be excluded from coverage in the future. Certain claims may be subject to our self-insured retention, exceed our policy limits or relate to damages that are not covered by our policy. In addition, product liability coverage for certain pharmaceutical entities is becoming more expensive and increasingly difficult to obtain and, as a result, we may not be able to obtain the type and amount of coverage we desire or to maintain our current coverage. Unanticipated additional insurance costs could have a material adverse effect on our results of operations and cash flows. There can be no assurance that we will be able to maintain our existing insurance policies or obtain new policies in meaningful amounts or at a reasonable cost. Any failure to obtain or maintain any necessary insurance coverage could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we are unable to retain our key personnel, and continue to attract additional professional staff, we may be unable to maintain or expand our business.

Because of the specialized scientific nature of our business, our ability to develop products and to compete with our current and future competitors will remain highly dependent, in large part, upon our ability to attract and retain qualified scientific, technical and commercial personnel. The loss of key scientific, technical and commercial personnel or the failure to recruit additional key scientific, technical and commercial personnel could have a material adverse effect on our business. While we have consulting agreements with certain key individuals and institutions and have employment agreements with our key executives, we cannot assure you that we will succeed in retaining personnel or their services under existing agreements. There is intense competition for qualified personnel in the areas of our activities, and we cannot assure you that we will be able to continue to attract and retain the qualified personnel necessary for the development of our business.

Our revenues and operating results may fluctuate in future periods and we may fail to meet expectations, which may cause the value of our securities to decline.

Our quarterly operating results are difficult to predict and may fluctuate significantly from period to period. Accordingly, one cannot predict our quarterly financial results based on our full-year financial guidance. We cannot predict with certainty the timing or level of sales of our products in the future. If our quarterly sales or operating results fall below the expectations of investors or securities analysts, the value of our securities could decline substantially. Our operating results may fluctuate due to various factors including those set forth above. As a result of these factors, we believe that period-to-period comparisons of our operating results are not a good indication of our future performance.

The trading prices of our securities may be volatile, and your investment in our securities could decline in value.

The market prices for securities of healthcare companies in general have been highly volatile and may continue to be highly volatile in the future. For example, for the three months ended March 31, 2011, our stock traded between $32.14 and $38.51 per share. The following factors, in addition to other risk factors described in this section, may cause the market value of our securities to fluctuate:

•	FDA approval or disapproval of any of the drug applications we have submitted;

•	the success or failure of our clinical trials;

•	new data or new analyses of older data that raises potential safety or effectiveness issues concerning our approved products;

•	competitors announcing technological innovations or new commercial products;

•	introduction of generic substitutes for our products, including the filing of ANDAs with respect to generic versions of our branded products, such as Lidoderm®;

•	developments concerning our or others’ proprietary rights, including patents;

•	competitors’ publicity regarding actual or potential products under development;

•	regulatory developments in the United States and foreign countries, or announcements relating to these matters;

•	period-to-period fluctuations in our financial results;

•	new legislation in the United States relating to the development, sale or pricing of pharmaceuticals;

•	a determination by a regulatory agency that we are engaging or have engaged in inappropriate sales or marketing activities, including promoting the “off-label” use of our products;

•	litigation; and

•	economic and other external factors, including disasters and other crises.

Our operations could be disrupted if our information systems fail or if we are unsuccessful in implementing necessary upgrades.

Our business depends on the efficient and uninterrupted operation of our computer and communications systems and networks, hardware and software systems and our other information technology. If our systems were to fail or we are unable to successfully expand the capacity of these systems, or we are unable to integrate new technologies into our existing systems, our operations and financial results could suffer.

The publication of negative results of studies or clinical trials on pharmaceutical industry products may adversely impact our sales revenue.

From time to time, studies or clinical trials on various aspects of pharmaceutical products are conducted by academics or others, including government agencies. The results of these studies or trials, when published, may have a dramatic effect on the market for the pharmaceutical product that is the subject of the study. The publication of negative results of studies—or clinical trials related to our products or the therapeutic areas in which our products compete—could adversely affect our sales, the prescription trends for our products and the reputation of our products. In the event of the publication of negative results of studies or clinical trials related to our products or the therapeutic areas in which our products compete, our business, financial condition, results of operations and cash flows could be materially adversely affected. In addition, on September 27, 2007, Congress enacted requirements for the reporting of clinical trial information by expanding the type of clinical trials for which a sponsor or investigator of a drug, medical device or biological product clinical trial must register and provide results to the National Institutes of Health, or “NIH,” for inclusion in the publicly-available Clinical Trial Registry database of clinical trials. It is unclear what impact the publication of clinical research data will have for our products.

Actions that may be taken by significant stockholders may divert the time and attention of our board of directors and management from our business operations.

Campaigns by significant investors to effect changes at publicly traded companies have increased in recent years. In August 2007, affiliates of D.E. Shaw & Co., L.P., which, as of October 1, 2010, collectively beneficially own approximately 5 million shares of our outstanding common stock, sent letters to our Board of Directors suggesting, among other things, that the Company begin a process of evaluating strategic alternatives and explore a recapitalization. In April 2008, we reached an agreement with the D. E. Shaw group, pursuant to which Endo’s Board of Directors nominated William F. Spengler at the 2008 Annual Meeting of Stockholders to serve as a member of the Company’s Board of Directors. Mr. Spengler is an independent unaffiliated person who was recommended by D.E. Shaw to our Board of Directors. The D. E. Shaw group agreed to vote all of its shares in favor of the election of each of the Board’s nominees at our 2008 Annual Meeting of Stockholders. At the 2008 Annual Meeting of Stockholders, the Company stockholders elected Mr. Spengler as a director of the Company. The D.E. Shaw group is no longer subject to any restrictions with respect to its shares in the Company.

If a proxy contest were to be pursued by any of our stockholders, it could result in substantial expense to the Company and consume significant attention of our management and Board of Directors. In addition, there can be no assurance that any stockholder will not pursue actions to effect changes in the management and strategic direction of the Company, including through the solicitation of proxies from the Company’s stockholders.

The regulatory approval process outside the United States varies depending on foreign regulatory requirements, and failure to obtain regulatory approval in foreign jurisdictions would prevent the marketing of our products in those jurisdictions.

We have worldwide intellectual property rights to market many of our products and product candidates. We intend to seek approval of and market certain of our products outside of the United States. To market our products in the European Union and other foreign jurisdictions, we must obtain separate regulatory authorization and comply with numerous and varying regulatory requirements. Approval of a product by the comparable regulatory authorities of foreign countries must still be obtained prior to manufacturing or marketing that product in those countries. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval set forth in this report and approval by the FDA does not ensure approval by the regulatory authorities of any other country, nor does the approval by foreign regulatory authorities in one country ensure approval by regulatory authorities in other foreign countries or the FDA. If we fail to comply with these regulatory requirements or obtain and maintain required approvals, our target market will be reduced and our ability to generate revenue from abroad will be adversely affected.

If the indemnitors default on their obligations, the outcome of the Redux litigation could materially harm us.

On September 15, 1997, Indevus (then known as Interneuron Pharmaceuticals, Inc.) announced a market withdrawal of its first commercial prescription product, the anti-obesity medication Redux (dexfenfluramine hydrochloride capsules C-IV), which had been launched in June 1996 by its licensee, American Home Products Corporation, which became Wyeth and was later acquired by Pfizer. The withdrawal of Redux was based on a preliminary analysis by the FDA of potential abnormal echocardiogram findings associated with certain patients taking Redux or the combination of fenfluramine with phentermine. Following the withdrawal, Indevus was named, together with other pharmaceutical companies, as a defendant in several thousand product liability legal actions, some of which purport to be class actions, in federal and state courts relating to the use of Redux and other weight loss drugs. The existence of such litigation may materially adversely affect our business. In addition, although we are unable to predict the outcome of any such litigation, if successful uninsured or insufficiently insured claims, or if a successful indemnification claim, were made against us, our business, financial condition and results of operations could be materially adversely affected. In addition, the uncertainties associated with these legal actions may have an adverse effect on the market price of our common stock and on our ability to obtain product liability insurance for other products at costs acceptable to us, or at all, which may materially adversely affect our business, financial condition and results of operations.

On May 30, 2001, Indevus (then known as Interneuron Pharmaceuticals, Inc.) entered into an Indemnity and Release Agreement with Wyeth (then known as American Home Products Corporation and referred to herein as “Wyeth”), which provides for indemnification of Redux-related claims brought by plaintiffs who initially opted out of Wyeth’s national class action settlement of diet drug litigation and by those claimants who allege primary pulmonary hypertension. This agreement also provides for funding of all defense costs related to all Redux-related claims and provides for Wyeth to fund certain additional insurance coverage to supplement the Company’s existing product liability insurance. However, there can be no assurance that uninsured or insufficiently insured Redux-related claims or Redux-related claims for which we are not otherwise indemnified or covered under the indemnity and release agreement will not have a material adverse effect on our future business, results of operations or financial condition or that the potential of any such claims would not adversely affect our ability to obtain sufficient financing to fund operations. Additionally, there is no assurance that as indemnitor, Wyeth will remain solvent and able to respond to all claims covered by the indemnity and release agreement. We are unable to predict whether the existence of such litigation may adversely affect our business.

Pursuant to agreements we have with Les Laboratories Servier, from whom Indevus in-licensed rights to Redux, Boehringer Ingelheim Pharmaceuticals, Inc., which assembled Redux, and other parties, we may be required to indemnify such parties for Redux-related liabilities. We are unable to predict whether such indemnification obligations, if they arise, may adversely affect our business.

Agreements between brand pharmaceutical companies and generic pharmaceutical companies are facing increased government scrutiny in both the United States and abroad.

We are involved in numerous patent litigations in which generic companies challenge the validity or enforceability of our products’ listed patents and/or the applicability of these patents to the generic applicant’s products. Likewise, our generics business is also involved in patent litigations in which we challenge the validity or enforceability of innovator companies’ listed patents and/or their applicability to our generic products. Therefore, settling patent litigations has been and is likely to continue to be part of our business. Parties to such settlement agreements in the U.S., including us, are required by law to file them with the FTC and the Antitrust Division of the Department of Justice for review. The FTC has publicly stated that, in its view, some of these settlement agreements violate the antitrust laws and has brought actions against some brand and generic companies that have entered into such agreements. Accordingly, we may receive formal or informal requests from the FTC for information about a particular settlement agreement, and there is a risk that the FTC may commence an action against us alleging violation of the antitrust laws. Any adverse outcome of these actions or investigations could have a significant adverse effect on our business, financial condition and results of operations. In addition, some members of Congress have proposed legislation that would limit the types of settlement agreements generic manufacturers can enter into with brand companies. The impact of such pending litigation and legislative proposals is uncertain and could adversely affect our business, financial condition and results of operations.

While healthcare reform may increase the number of patients who have insurance coverage for our products, its cost containment measures may adversely affect reimbursement for our products.

In March 2010, the U.S. Health Reform Law was enacted in the United States. This legislation has both current and longer-term impacts on us, as discussed below.

The provisions of the U.S. Health Reform Law are effective on various dates over the next several years. The principal provisions affecting us provide for the following:

•

an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively (effective January 1, 2010);

•	extension of Medicaid prescription drug rebates to drugs dispensed to enrollees in certain Medicaid managed care organizations (effective March 23, 2010);

•	an increase in the additional Medicaid rebates for “new formulations” of oral solid dosage forms of innovator drugs;

•	the revision of the average manufacturers’ price, or “AMP,” definition to remove the “retail pharmacy class of trade” (effective October 1, 2010);

•

expansion of the types of institutions eligible for the “Section 340B discounts” for outpatient drugs provided to hospitals meeting the qualification criteria under Section 340B of the Public Health Service Act of 1944 (effective January 1, 2010) (340B Pricing);

•

a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition of the manufacturer’s outpatient drugs to be covered under Medicare Part D (effective January 1, 2011);

•

an annual fee payable to the federal government (which is not deductible for U.S. income tax purposes) based on our prior-calendar-year share relative to other companies of branded prescription drug sales to specified government programs (effective January 1, 2011, with the total fee to be paid each year by the pharmaceutical industry increasing annually through 2019);

•	a deductible 2.3% excise tax on any entity that manufactures or imports medical devices offered for sale in the United States, with limited exceptions (effective January 1, 2013);

•

new requirements to report certain financial arrangements with physicians and teaching hospitals, including reporting any “transfer of value” made or distributed to physicians and teaching hospitals and reporting any investment interests held by physicians and their immediate family members during each calendar year (beginning in 2012, with reporting starting in 2013);

•	a new requirement to annually report drug samples that manufacturers and distributors provide to physicians (effective April 1, 2012);

•

creation of the Independent Payment Advisory Board which will have authority to recommend certain changes to the Medicare program that could result in reduced payments for items and services (recommendations could have the effect of law even if Congress does not act on the recommendations, and the implementation of changes based upon Independent Payment Advisory Board recommendations may affect payments beginning in 2015); and

•

establishment of a Center for Medicare Innovation at the Centers for Medicare & Medicaid Services to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending, (beginning January 1, 2011).

A number of the provisions of the U.S. Health Reform Law may adversely affect reimbursement for our products. Additionally, the best price requirements with respect to Medicaid rebates have traditionally been a significant consideration with respect to the level of rebates in our Medicare and commercial contracting. The U.S. Health Reform Law’s effects on rebate amounts could adversely impact our future results of operations.

Over the next few years, regulations and guidance implementing the U.S. Health Reform Law as well as additional healthcare reform proposals may have a financial impact on the Company. In addition, the U.S. Health Reform Law requires that, except in certain circumstances, individuals must obtain health insurance beginning in 2014, and it also provides for an expansion of Medicaid coverage in 2014. It is expected that, as a result of these provisions, there will be a substantial increase in the number of Americans with health insurance beginning in 2014, a significant portion of whom will be eligible for Medicaid. We anticipate that this will increase demand for pharmaceutical products overall. However, in view of the many uncertainties, including but not limited to pending litigation challenging the new law and changes in the partisan composition of Congress, we are unable at this time to determine whether and to what extent sales of our prescription pharmaceutical products in the U.S. will be impacted.

We may not be able to realize all of the anticipated benefits of our acquisitions of HealthTronics, Penwest, Qualitest and AMS.

The success of our recent acquisitions of HealthTronics, Penwest, and Qualitest and our pending acquisition of AMS will depend, in large part, on our ability to realize the anticipated benefits and expand our business from integrating aspects of the operations of Endo with aspects of the operations of HealthTronics, Penwest, Qualitest and AMS. If we are not able to successfully integrate certain aspects of the companies we recently acquired or of AMS, the anticipated benefits of the applicable acquisition may not be realized fully or at all or may take longer to realize than expected.

Our Consolidated Financial Statements may be impacted in future periods based on the accuracy of our valuations of each of our acquired businesses.

Accounting for our acquisitions involves complex and subjective valuations of the assets, liabilities, and noncontrolling interests of the acquired entities, which will be recorded in the Company’s Consolidated Financial Statements pursuant to the general accounting rules applicable for business combinations. Differences between the inputs and assumptions used in the valuations and actual results could have a material effect on our Consolidated Financial Statements in future periods.

If HealthTronics is not able to establish or maintain relationships with physicians and hospitals, its ability to successfully commercialize current or future service offerings will be materially harmed.

HealthTronics is dependent on healthcare providers in two respects. First, if physicians and hospitals and other healthcare facilities, which HealthTronics refers to as Customers, determine that HealthTronics’ services are not of sufficiently high quality or reliability, or if its Customers determine that its services are not cost-effective, they will not utilize HealthTronics’ services. In addition, any change in the rates of or conditions for reimbursement could substantially reduce (1) the number of procedures for which HealthTronics or its Customers can obtain reimbursement or (2) the amounts reimbursed to HealthTronics or its Customers for services provided by HealthTronics. If third-party payors reduce the amount of their payments to Customers, HealthTronics Customers may seek to reduce their payments to HealthTronics or seek an alternate supplier of services. Because unfavorable reimbursement policies have constricted and may continue to constrict the profit margins of the hospitals and other healthcare facilities which HealthTronics bills directly, HealthTronics may need to lower fees to retain existing customers and attract new ones. These reductions could have a significant adverse effect on revenues and financial results of HealthTronics by decreasing demand for its services or creating downward pricing pressure. Second, physicians generally own equity interests in the HealthTronics’ partnerships. HealthTronics provides a variety of services to the partnerships and, in general, manages the partnerships’ day-to-day affairs. HealthTronics operations could become disrupted, and financial results adversely affected, if these physician partners became dissatisfied with HealthTronics’ services, if these physician partners believe that its competitors or other persons provide higher quality services or a more cost-beneficial model or service, or if HealthTronics became involved in disputes with its partners.

Our sales may be adversely affected if physicians do not recommend, endorse or accept AMS’s products.

AMS relies upon physicians to recommend, endorse and accept its products. Many of AMS’s products are based on new treatment methods. Acceptance of AMS’s products is dependent on educating the medical community as to the distinctive characteristics, perceived benefits, clinical efficacy, and cost-effectiveness of our products compared to competitive products, and on training physicians in the proper application of our products. We believe AMS’s products address major market opportunities, but if, following consummation of the AMS Acquisition, we are unsuccessful in educating physicians about the benefits of AMS’s products, or such products are identified in regulatory agency public health communications, our sales and earnings could be adversely affected.

We are subject to health information privacy and security standards that include penalties for noncompliance.

The administrative simplification section of the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, collectively “HIPAA,” impose stringent requirements on “covered entities” (healthcare providers, health plans and healthcare clearinghouses) to safeguard the privacy and security of individually-identifiable health information. Certain of our operations are subject to these requirements, and we believe that we are in compliance with the applicable standards. Penalties for noncompliance with these rules include both criminal and civil penalties. In addition, the Health Information Technology for Economic and Clinical Health Act (included in the American Recovery and Reinvestment Act of 2009) and it’s implementing regulations, collectively “HITECH,” expanded federal health information privacy and security protections. Among other things, HITECH makes certain of HIPAA’s privacy and security standards directly applicable to “business associates”—independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also set forth new notification requirements for certain breaches, increased the civil penalties that may be imposed against covered entities, business associates and possibly other persons for HIPAA violations, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorney’s fees and costs associated with pursuing federal civil actions.

New and proposed federal and state laws and regulatory initiatives relating to various initiatives in healthcare reform (such as improving privacy and the security of patient information and combating healthcare fraud) could require us to expend substantial sums to appropriately respond to and comply with this broad variety of legislation (such as acquiring and implementing new information systems for privacy and security protection), which could negatively impact our business, results of operations, financial condition and cash flows.

Recent legislative and regulatory initiatives at the state and federal levels address concerns about the privacy and security of health information. HITECH expands the health information privacy and security protections under HIPAA and imposes new obligations to notify individuals and the U.S. Department of Health and Human Services Office for Civil Rights, or “OCR,” of breaches of certain unsecured health information. We do not yet know the total financial or other impact of these laws and regulations on us. Continuing compliance with these laws and regulations may require us to spend substantial sums, including, but not limited to, purchasing new information technology, which could negatively impact financial results. Additionally, if we fail to comply with the HIPAA privacy, security and breach notification standards, we could suffer civil penalties of up to $1,500,000 per calendar year for violations of an identical standard and criminal penalties of up to $250,000 and 10 years in prison for offenses committed with the intent to sell, transfer, or use individually identifiable health information for commercial advantage, personal gain or malicious harm. In addition, healthcare providers will continue to remain subject to any state laws that are more restrictive than the federal privacy regulations. These privacy laws vary by state and could impose additional penalties.

The provisions of HIPAA criminalize situations that previously were handled exclusively civilly through repayments of overpayments, offsets and fines by creating new federal healthcare fraud crimes. Further, as with the federal laws, general state criminal laws may be used to prosecute healthcare fraud and abuse. We believe that our business arrangements and practices comply with existing healthcare fraud and abuse laws. However, a violation could subject us to penalties, fines and/or possible exclusion from Medicare or Medicaid. Such sanctions could significantly reduce our financial results.

Future healthcare legislation and regulation or other changes in the administration of or interpretation of existing legislation or regulations regarding governmental healthcare programs could have an adverse effect on our business and the results of our operations.

We may be required to modify HealthTronics’ agreements, operations, marketing and expansion strategies in response to changes in the statutory and regulatory environment.

We regularly monitor developments in statutes and regulations relating to our business. See the risk described under the caption “We are subject to various regulations pertaining to the marketing of our products and services.” We may be required to modify our agreements, operations, marketing and expansion strategies from time to time in response to changes in the statutory and regulatory environment. We carefully structure all of our and HealthTronics’ agreements, operations, marketing and strategies, although we can provide no assurance that these arrangements will not be challenged successfully.

HealthTronics and AMS could be adversely affected by special risks and requirements related to their medical products manufacturing businesses.

HealthTronics and AMS are subject to various risks and requirements associated with being medical equipment manufacturers, which could have adverse effects. These include the following:

•	the need to comply with applicable FDA and foreign regulations relating to cGMP and medical device approval or certification requirements, and with state licensing requirements;

•

the need for special non-governmental certifications and registrations regarding product safety, product quality and manufacturing procedures in order to market products in the European Union, i.e. EN ISO certifications;

•

the fact that in some foreign countries, medical device sales are strongly determined by the reimbursement policies of statutory and private health insurance companies, i.e., if insurance companies decline reimbursement for HealthTronics’ or AMS’s products, sales may be adversely affected;

•	potential product liability claims for any defective goods that are distributed; and

•	the need for research and development expenditures to develop or enhance products and compete in the equipment markets.

Our pathology laboratory business is heavily regulated, which poses significant compliance risks for the business and places constraints on business opportunities.

We are subject to various federal and state laws and regulations. Among the applicable federal laws and regulations are the Stark Law, Anti-Kickback Statute, False Claims Act, and Clinical Laboratory Improvement Amendments, or “CLIA,” and similar state licensure laws as well as associated regulations and anti-markup regulations, reassignment regulations, and Medicare usual charge regulations. Among the applicable state laws and regulations are account billing statutes and regulations of various forms (including direct billing, anti-markup, and disclosure statutes and regulations), fee-splitting statutes and regulations, anti-kickback statutes and regulations, self-referral statutes and regulations, lab licensure and certification statutes and regulations, and insurance fraud statutes and regulations. If it is determined that any aspect of our pathology laboratory services business model or any specific pathology laboratory services facility or partnership is not in compliance with any of these laws or regulations, this could threaten our ability to carry on aspects of the business model, the business model in its entirety, or activities relating to one or more facilities or partnerships. Noncompliance could also expose the Company to federal or state enforcement actions or other proceedings or private lawsuits or other proceedings against the Company. Our obligation to operate the pathology laboratory services unit within the strictures of various applicable federal and state laws and regulations constrains our ability to implement new strategies for generating business opportunities. In the future, additional laws and regulations may arise at the federal or state level in the pathology laboratory services field that may create additional uncertainty, negatively impact results for this unit, or jeopardize the functioning of aspects of the business model, the business model in its entirety, or specific facilities or partnerships.

We are subject to many environmental, health and safety laws and regulations which pose significant compliance risks for the business.

We are subject to many environmental, health and safety laws and regulations. Compliance with these laws and regulations can be a significant factor in our business, and we have incurred and expect to continue to incur expenditures to maintain compliance. Some of our operations require permits or controls to prevent and limit pollution. Moreover, some or all of the environmental laws and regulations to which we are subject could become more stringent or more stringently enforced in the future. Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial actions. Additionally, some environmental laws and regulations impose liability and responsibility on present and former owners, operators or users of facilities and sites for environmental contamination at such facilities and sites without regard to causation or knowledge of contamination. We could incur material liabilities under these and other laws and regulations related to environmental protection and safety.

Upon consummation of the AMS Acquisition, international operations of AMS could expose us to various risks, including risks related to fluctuations in foreign currency exchange rates.

AMS derives a significant portion of its net sales from operations in international markets. During fiscal 2010, 2009 and 2008, 27.2%, 28.0% and 29.1%, respectively, of AMS’s sales were to customers outside the United States. Some of these sales were to governmental entities and other organizations with extended payment terms. A number of factors, including differing economic conditions, changes in political climate, differing tax structures, changes in diplomatic and trade relationships, and political or economic instability in the countries where AMS does business, could affect payment terms and AMS’s ability to collect foreign receivables. We have little influence over these factors and following consummation of the AMS Acquisition, changes could have a material adverse impact on our business. In addition, foreign sales are influenced by fluctuations in currency exchange rates, primarily the Euro, Canadian dollar, Australian dollar, and Great Britain pound. Increases in the value of the foreign currencies relative to the U.S. dollar would positively impact our earnings and decreases in the value of the foreign currencies relative to the U.S. dollar would negatively impact our earnings.

Upon consummation of the AMS Acquisition, the risks of selling and shipping products and of purchasing components and products internationally may adversely impact our revenues, results of operations and financial condition.

The sale and shipping of AMS’s products and services across international borders is subject to extensive U.S. and foreign governmental trade regulations, such as various anti-bribery laws, including the U.S. Foreign Corrupt Practices Act, export control laws, customs and import laws, and anti-boycott laws. Upon consummation of the AMS Acquisition, our failure to comply with applicable laws and regulations could result in significant criminal, civil and administrative penalties, including, but not limited to, imprisonment of individuals, fines, denial of export privileges, seizure of shipments, restrictions on certain business activities, and exclusion or debarment from government contracting. Also, the failure to comply with applicable legal and regulatory obligations could result in the disruption of our shipping and sales activities.

In addition, some countries in which AMS sells products are, to some degree, subject to political, economic and/or social instability. AMS’s international sales operations expose us and our representatives, agents and distributors to risks inherent in operating in foreign jurisdictions. These risks include:

•	the imposition of additional U.S. and foreign governmental controls or regulations;

•	the imposition of costly and lengthy new export licensing requirements;

•

the imposition of U.S. and/or international sanctions against a country, company, person or entity with whom the company does business that would restrict or prohibit continued business with the sanctioned country, company, person or entity;

•	economic instability or disruptions, including local and regional instability, or disruptions due to natural disasters, such as severe weather and geological events;

•	changes in duties and tariffs, license obligations and other non-tariff barriers to trade;

•	the imposition of new trade restrictions;

•	imposition of restrictions on the activities of foreign agents, representatives and distributors;

•	scrutiny of foreign tax authorities which could result in significant fines, penalties and additional taxes being imposed on us;

•	pricing pressure that we may experience internationally;

•	laws and business practices favoring local companies;

•	difficulties in enforcing or defending intellectual property rights; and

•	exposure to different legal and political standards due to our conducting business in several foreign countries.

We cannot provide assurance that one or more of these factors will not harm our business and we are experiencing fluidity in regulatory and pricing trends as a result of healthcare reform. Any material decrease in AMS’s international sales would adversely impact AMS’s results of operations and financial condition.

Following the consummation of the AMS Acquisitions, worldwide economic conditions may adversely affect our business, operating results and financial condition.

We and AMS believe that worldwide economic conditions have resulted and may continue to result in reductions in the procedures using AMS’s products. Although a majority of AMS’s products are subject to reimbursement from third-party government and non-governmental entities, some procedures that use AMS’s products can be deferred by patients. In current economic conditions, patients may not have employer-provided healthcare or be as willing to take time off from work or spend their money on deductibles and co-payments often required in connection with the procedures that use AMS’s products. Beyond patient demand, hospitals and clinics may be less likely to purchase capital equipment in the current economic conditions and credit environment. Economic conditions could also affect the financial strength of AMS’s vendors and their ability to fulfill their commitments to AMS, and the financial strength of AMS’s customers and its ability to collect accounts receivable. While AMS believes that worldwide economic conditions may have contributed to a softening in AMS’s recent revenue growth rates, the specific impact is difficult to measure. We and AMS cannot predict how these economic conditions will impact future sales, cost of goods sold, or bad debt expense.

Summary Consolidated and Unaudited Pro Forma Condensed Combined Financial Data of

Endo Pharmaceuticals Holdings Inc.

The following tables set forth summary consolidated and unaudited pro forma condensed combined financial information and other financial data for the periods ended and as of the dates indicated below.

We have derived the summary consolidated financial data for Endo as of December 31, 2009 and 2010 and for each of the years in the three-year period ended December 31, 2010 from our audited consolidated financial statements. We have derived the summary consolidated balance sheet data as of December 31, 2008 from our audited consolidated financial statements as of such date. We have derived the summary historical consolidated financial data as of March 31, 2010 and 2011 and for each of the three-month periods ended March 31, 2010 and 2011 from our unaudited consolidated financial statements, which have been prepared on the same basis as our audited consolidated financial statements. Our results of operations for the three months ended March 31, 2011 are not necessarily indicative of the results that may be expected for our full-year results for the year ending December 31, 2011. We have derived the summary historical consolidated financial data for the twelve months ended March 31, 2011 by combining the applicable financial data from our audited consolidated financial statements for the year ended December 31, 2010 with the applicable financial data from our unaudited consolidated financial statements for the three months ended March 31, 2011, less the applicable financial data from our unaudited consolidated financial statements for the three months ended March 31, 2010.

We have derived the summary unaudited pro forma combined financial data as of March 31, 2011 and for the twelve-month period ended March 31, 2011 from our unaudited pro forma combined financial statements appearing elsewhere in this report, which, with respect to statement of operations data, give effect to the financing, the Transactions and the acquisitions of HealthTronics, Penwest and Qualitest as if each had occurred on January 1, 2010 and, with respect to balance sheet data, give effect to the financing and the Transactions as if they occurred on March 31, 2011. The summary unaudited pro forma combined financial data is for informational purposes only and does not purport to represent what our results of operations would have been if the Transactions had occurred as of those dates or what those results will be for future periods. We cannot assure you that the assumptions used by our management, which they believe are reasonable, for preparation of the summary pro forma combined financial data will prove to be correct.

	Actual Consolidated						Pro forma Combined
	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31, 2011	Twelve Months Ended March 31, 2011
	2008	2009	2010	2010	2011
	(in thousands, other than ratios)
Statement of Operations Data:
Total revenues	$1,260,536	$1,460,841	$1,716,229	$364,412	$560,026	$1,911,843	$2,753,536
Cost and expenses:
Cost of revenues	267,235	375,058	504,757	94,073	231,558	642,242	1,057,082
Selling, general and administrative	488,063	534,523	547,605	133,335	159,386	573,656	858,871
Research and development	110,211	185,317	144,525	29,168	42,130	157,487	224,246
Impairment of other intangible assets	8,083	69,000	35,000	—	—	35,000	35,000
Acquisition-related items	—	(93,081)	18,976	1,529	6,073	23,520	23,520
Purchased in-process research and development	(530)	—	—	—	—	—	—

Operating income	387,474	390,024	465,366	106,307	120,879	479,938	554,817
Interest (income) expense, net	(6,107)	37,718	46,601	9,804	18,790	55,587	215,354
Other expense (income), net (1)	1,753	(3,329)	(1,933)	(219)	348	(1,366)	(2,534)
Gain on extinguishment of debt, net	—	(4,025)	—	—	—	—	—

Income before income tax	391,828	359,660	420,698	96,722	101,741	425,717	341,997
Income tax	136,492	93,324	133,678	36,367	33,446	130,757	96,486

Consolidated net income	255,336	266,336	287,020	60,355	68,295	294,960	245,511
Less: Net income attributable to noncontrolling interests (2)	—	—	28,014	—	12,508	40,522	54,831

Net income attributable to Endo Pharmaceuticals Holdings Inc.	$255,336	$266,336	$259,006	$60,355	$55,787	$254,438	$190,680

Cash Flow Data:
Net cash provided by (used in):
Operating activities	$355,627	$295,406	$453,646	$109,405	$131,058	$475,299
Investing activities	179,807	(245,509)	(896,323)	29,310	(13,271)	(938,904)
Financing activities	(110,066)	(117,128)	200,429	(27,205)	(18,839)	208,795
Capital expenditures, net	17,428	12,415	19,891	3,165	12,561	29,287

Other Financial Data:
Depreciation and amortization	$46,445	$80,381	$108,404	$21,521	$47,741	$134,624	$302,016
Adjusted EBITDA (3)	488,288	556,833	670,025	141,642	197,850	726,233	973,809
Cash Interest Expense (4)						28,914	171,141
Ratio of Adjusted EBITDA to Cash Interest Expense						25.1:1	5.7:1
Ratio of Total Debt to Adjusted EBITDA (5)						1.6:1	4.0:1
Ratio of Net Debt to Adjusted EBITDA (6)						0.8:1	3.7:1

	Actual Consolidated					Pro forma Combined
	As of December 31,			As of March 31,		As of March 31, 2011
	2008	2009	2010	2010	2011
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents and other short-term investments	$775,693	$708,462	$466,214	$819,972	$565,162	$312,177
Working capital	797,221	808,401	623,706	895,931	710,082	526,514
Total assets	1,908,733	2,488,803	3,912,389	2,539,651	4,006,095	7,329,497
Long-term debt, less current portion, net	243,150	322,534	1,045,801	326,922	1,044,120	3,725,182
Other long-term obligations, including capitalized leases	71,999	196,678	327,431	203,991	310,160	906,668
Stockholders’ equity	1,207,111	1,497,411	1,803,329	1,534,377	1,863,723	1,817,315

(1)	The components of other expense (income), net are as follows:

	Actual Consolidated						Pro forma Combined
	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31, 2011	Twelve Months Ended March 31, 2011
	2008	2009	2010	2010	2011
	(in thousands)
Other-than-temporary impairment of auction-rate securities	$26,417	$—	$—	$—	$—	$—	$—
Unrealized loss (gain) on trading securities	4,225	(15,222)	(15,420)	(1,706)	—	(13,714)	(13,714)
(Gain) loss on auction-rate securities rights	(27,321)	11,662	15,659	1,910	—	13,749	13,749
Other (income) expense	(1,568)	231	(2,172)	(423)	348	(1,401)	(2,569)

Other expense (income), net	$1,753	$(3,329)	$(1,933)	$(219)	$348	$(1,366)	$(2,534)

(2)	Through our acquisition of HealthTronics, we acquired investments in partnerships and limited liability companies, or “LLCs,” where we, as the general partner or managing member, exercise effective control. Accordingly, we consolidate various entities where we do not own 100% of the entity in accordance with the accounting consolidation principles. The purpose of this line item is to reduce our consolidated net income by the amount of net income attributable to the interests in these partnerships or LLCs not wholly-owned by us.

(3)	EBITDA and Adjusted EBITDA are non-GAAP financial measures. We define EBITDA as net income attributable to Endo Pharmaceuticals Holdings Inc. before interest expense (income), net, income tax and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding:

•	other expense (income), net

•	gain on extinguishment of debt, net

•	stock-based compensation

•	inventory step-up;

•	asset impairment charges;

•	acquisition related items;

•	purchased in-process research and development;

•	upfront and milestone payments; and

•	cost-reduction initiatives.

We believe that EBITDA and Adjusted EBITDA are useful tools for investors and other users of our financial statements in assessing our ability to service and/or incur indebtedness, maintain current operating levels of capital assets and acquire additional operations and businesses. We believe that the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA is operating income.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider these measures in isolation from, or as a substitute for analysis of, our financial information reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

•	they do not reflect cash outlays for capital expenditures or future contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness;

•	they do not reflect income tax expense or the cash necessary to pay income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•

other companies, including other companies in our industry, may not use EBITDA and Adjusted EBITDA or may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

For AMS’s reconciliation of net income (loss) to Adjusted EBITDA, see footnote (2) to AMS’s summary consolidated financial information and other financial data presented below.

EBITDA and Adjusted EBITDA are not measures of financial condition or profitability under GAAP and should not be considered as alternatives to cash flow from operating activities, as measures of liquidity, or as alternatives to operating income as an indicator of operating performance.

The reconciliation between net income attributable to Endo Pharmaceuticals Holdings Inc. and EBITDA and Adjusted EBITDA is as follows for the periods indicated:

	Actual Consolidated						Pro Forma Combined
	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31, 2011	Twelve Months Ended March 31, 2011
	2008	2009	2010	2010	2011
	(in thousands)
Net income attributable to Endo Pharmaceuticals Holdings Inc.	$255,336	$266,336	$259,006	$60,355	$55,787	$254,438	$190,680
Income tax	136,492	93,324	133,678	36,367	33,446	130,757	96,486
Interest (income) expense, net	(6,107)	37,718	46,601	9,804	18,790	55,587	215,354
Depreciation and amortization	46,445	80,381	108,404	21,521	47,741	134,624	302,016

EBITDA	432,166	477,759	547,689	128,047	155,764	575,406	804,536
Other expense (income), net	1,753	(3,329)	(1,933)	(219)	348	(1,366)	(2,534)
Gain on extinguishment of debt, net	—	(4,025)	—	—	—	—	—
Stock-based compensation	16,934	19,593	22,909	3,791	7,416	26,534	37,148
Inventory step-up (a)	—	11,268	6,289	—	13,786	20,075	29,075
Asset impairment charges	12,680	69,000	35,000	—	—	35,000	35,000
Acquisition related items (b)	—	(93,081)	18,976	1,529	6,073	23,520	23,520
Purchased in-process research and development	(530)	—	—	—	—	—	—
Upfront and milestone payments (c)	8,910	77,099	23,850	3,000	11,001	31,851	31,851
Cost reduction initiatives (d)	16,375	2,549	17,245	5,494	3,462	15,213	15,213

Adjusted EBITDA	$488,288	$556,833	$670,025	$141,642	$197,850	$726,233	$973,809	(e)

(a)	Represents aggregate charges resulting from recording acquired inventory at its estimated fair value in connection with our recent acquisitions of Indevus, HealthTronics and Qualitest, as well as the pending AMS Acquisition.

(b)	Primarily consists of transaction fees, including legal, separation, integration and other expenses for our recent acquisitions of Indevus, HealthTronics, Penwest and Qualitest, as well as the pending AMS Acquisition.

(c)	Represents actual one-time payments made by us with respect to the development and commercialization of certain assets we acquired.

(d)	Represents one-time costs and separation benefits incurred in connection with continued efforts to enhance our cost structure and operations.

(e)	Excludes projected cost savings or synergies relating to the integration of Qualitest of approximately $15 million over the next year and projected cost savings or synergies relating to the integration of AMS of approximately $22 million in the year following the acquisition. Also excludes projected cost savings or synergies relating to the integration of Penwest of approximately $10 million.

(4)	Cash interest expense excludes amortization of debt issuance costs and amortization of the discount associated with our 7.00% Senior Notes due 2020, or the “2020 Senior Notes,” and 1.75% Convertible Senior Subordinated Notes due 2015, or the “2015 Convertible Notes.” For purposes of calculating pro forma cash interest expense, we have used an assumed interest rate on the Term Loan Facilities portion of the New Credit Facility and the financing and assumed that all of the AMS Convertible Notes will be converted in connection with the Transactions.

We believe that cash interest expense is a useful tool for investors and other users of our financial statements in assessing our ability to service indebtedness. Cash interest expense is not a measure of our actual interest expense under GAAP after the financing and the Transactions are consummated and should not be considered as an alternative to interest expense. Cash interest expense has limitations as an analytical tool because it does not reflect the actual interest rates on the indebtedness to be incurred in connection with the financing and the Transactions, which could vary materially from the assumed interest rates used to calculate cash interest expense.

Pro forma interest expense, net for the twelve months ended March 31, 2011 of $215.4 million can be reconciled to pro forma cash interest expense of $171.2 million by subtracting interest expense on the 16% non-convertible, non-recourse, secured promissory notes due 2024 that we redeemed in November 2010, or the “Non-Recourse Notes,” of $6.6 million, amortization of the discount associated with our 2015 Convertible Notes and our 2020 Senior Notes of $19.0 million and $1.3 million, respectively, and amortization of debt issuance costs of $18.4 million, including $12.2 million for the new financing, offset by interest income of $1.1 million. Historical interest expense, net for the twelve months ended March 31, 2011 of $55.6 million can be reconciled to cash interest expense of $28.9 million by subtracting interest expense on the Non-Recourse Notes of $6.6 million, amortization of the discount associated with our 2015 Convertible Notes and our 2020 Senior Notes of $19.0 million and $0.3 million, respectively, and amortization of debt issuance costs of $1.9 million, offset by interest income of $1.1 million.

(5)	Total debt reflects our 2020 Senior Notes and 2015 Convertible Notes at their face amounts of $400.0 million and $379.5 million, respectively. Total debt was $1,180.5 million as of March 31, 2011 and $3,885.5 million on a pro forma basis as of March 31, 2011.

(6)	Net debt represents total debt, as defined above, less cash and cash equivalents and other short-term investments of $565.2 million as of March 31, 2011 and $312.2 million on a pro forma basis as of March 31, 2011.

Summary Consolidated Financial Data of American Medical Systems Holdings, Inc.

The following tables set forth summary consolidated financial data for the periods ended and as of the dates indicated below. We have derived the summary consolidated financial data for AMS as of January 2, 2010 and January 1, 2011 and for each of the years in the three-year period ended January 1, 2011 from AMS’s audited consolidated financial statements incorporated by reference in this report. We have derived the summary consolidated balance sheet data as of January 3, 2009 from AMS’s audited consolidated financial statements as of such date, which are not incorporated by reference in this report. We have derived the summary historical consolidated financial data as of April 3, 2010 and April 2, 2011 and for each of the three month periods ended April 3, 2010 and April 2, 2011 from AMS’s unaudited consolidated financial statements incorporated by reference in this report, which have been prepared on the same basis as AMS’s audited consolidated financial statements. We have derived the summary historical consolidated financial data for the twelve months ended April 2, 2011 by combining the applicable financial data from AMS’s audited consolidated financial statements for the year ended January 1, 2011 with the applicable financial data from AMS’s unaudited consolidated financial statements for the three months ended April 2, 2011, less the applicable financial data from AMS’s unaudited consolidated financial statements for the three months ended April 3, 2010. AMS’s results of operations for the three months ended April 2, 2011 are not necessarily indicative of the results that may be expected for AMS’s full-year results for the year ending December 31, 2011.

	Fiscal Year Ended (1)			Three Months Ended		Twelve Months Ended April 2, 2011
	2008	2009	2010	April 3, 2010	April 2, 2011
	(in thousands)
Statement of Operations Data:
Net sales	$501,641	$519,270	$542,316	$134,926	$140,786	$548,176
Cost of sales	111,097	92,211	91,116	21,027	22,133	92,222

Gross profit	390,544	427,059	451,200	113,899	118,653	455,954
Operating expenses:
Selling, general and administrative	214,951	219,050	230,931	60,887	60,286	230,330
Research and development	46,247	52,765	53,367	13,509	14,418	54,276
In-process research and development (2)	7,500	—	—	—	—	—
Global manufacturing start-up costs	—	—	—	—	197	197
Amortization of intangibles (3)	34,465	13,161	12,168	3,047	2,948	12,069

Total operating expenses	303,163	284,976	296,466	77,443	77,849	296,872

Operating income	87,381	142,083	154,734	36,456	40,804	159,082
Other (expense) income:
Royalty income (4)	4,474	3,073	559	308	82	333
Interest expense (5)	(27,398)	(19,636)	(14,048)	(3,954)	(3,101)	(13,195)
Amortization of financing costs (6)	(18,482)	(15,790)	(14,077)	(3,693)	(3,163)	(13,547)
Gain on extinguishment of debt (7)	5,631	10,125	—	—	—	—
Gain on sale of non-strategic assets (8)	—	17,446	7,719	7,719	—	—
Other income (expense)	(1,448)	(1,266)	997	(516)	(827)	686

Total other (expense)	(37,223)	(6,048)	(18,850)	(136)	(7,009)	(25,723)

Income before income taxes	50,158	136,035	135,884	36,320	33,795	133,359
Provision for income taxes	19,323	51,197	48,874	15,662	12,234	45,446

Net income	$30,835	$84,838	$87,010	$20,658	$21,561	$87,913

Cash Flow Data:
Net cash provided by (used in):
Operating activities	$115,757	$122,796	$115,942	$26,608	$33,177	$122,511
Investing activities	(42,153)	18,569	(32,517)	1,258	(28,632)	(62,407)
Financing activities	(98,203)	(121,576)	(97,127)	(36,159)	6,298	(54,670)
Capital expenditures, net	6,101	5,865	7,045	1,314	1,802	7,533

Other Financial Data:
Depreciation and amortization	44,554	23,186	21,607	5,571	5,389	21,425
Adjusted EBITDA (9)	148,377	174,257	184,997	43,856	48,383	189,524

	At Fiscal Year End (1)			As of
	2008	2009	2010	April 3, 2010	April 2, 2011
		(in thousands)
Balance Sheet Data:
Cash, cash equivalents, and short-term investments	$42,965	$50,538	$77,815	$59,865	$110,015
Working capital	130,999	133,076	162,875	135,126	197,867
Total assets	1,044,497	1,047,151	1,053,434	1,036,698	1,088,399
Long-term debt	484,582	346,229	235,093	304,314	238,062
Other long-term obligations, including capitalized leases	69,123	84,298	80,228	84,118	82,556
Stockholders’ equity	427,482	545,359	668,561	576,997	699,479

(1)	AMS’s fiscal year end for each of the periods indicated are as follows: January 3, 2009, January 2, 2010 and January 1, 2011.

(2)	In 2008, AMS recognized $7.5 million for in-process research and development charges related to the payments for achieving certain milestones related to its acquisition of BioControl Medical, Ltd., or “BioControl.”

(3)	Amortization of intangibles includes amortization expense on AMS’s definite-lived intangible assets, consisting of patents, licenses and developed technology. In 2008, AMS recorded additional amortization expense of $17.1 million for the acceleration of amortization to adjust the carrying value of certain intangible assets to their current fair values.

(4)	Represents AMS’s income from licensing its intellectual property.

(5)	Interest expense includes interest incurred on the AMS Convertible Notes and AMS’s senior secured credit facility. AMS’s average borrowings under the senior secured credit facility were approximately $55.8 million, $191.8 million and $281.7 million during 2010, 2009 and 2008, respectively. The senior secured credit facility was fully repaid in the fourth quarter of 2010.

(6)	Amortization of financing costs relates to the deferred financing costs and debt discount for the AMS Convertible Notes and AMS’s senior secured credit facility. The senior secured credit facility was fully repaid in the fourth quarter of 2010 and all remaining financing costs were expensed at that time, resulting in no amortization expense related to the senior secured credit facility in the first quarter of 2011.

(7)	In 2009, AMS recognized a $10.1 million gain on extinguishment of debt related to its extinguishment of $27.3 million of 2036 Notes in the first quarter and its exchange of $250.0 million of 2036 Notes for 2041 Notes in the third quarter. During the fourth quarter of 2008, AMS recognized a $5.6 million gain on extinguishment of $34.5 million of AMS Convertible Notes.

(8)

During the first quarter of 2010, AMS recognized a $7.7 million gain related to the sale of its Her Option® global endometrial cryoablation product line. During the third quarter of 2009, AMS recognized a $17.4 million gain related to the sale of its Ovion technology.

(9)	EBITDA and Adjusted EBITDA are non-GAAP financial measures. AMS defines EBITDA as net income before interest expense, income tax, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding:

•	gain on extinguishment of debt;

•	other income (expense);

•	stock-based compensation;

•	in-process research and development;

•	royalty income; and

•	gain on sale of non-strategic assets.

For a description of the limitations of EBITDA and Adjusted EBITDA as analytical tools, see footnote (3) to “Summary Consolidated and Unaudited Pro Forma Condensed Combined Financial Data of Endo Pharmaceuticals Holdings Inc.” above. The reconciliation between net income and Adjusted EBITDA as defined by AMS is as follows for the periods indicated:

	Fiscal Year Ended			Three Months Ended		Twelve Months Ended April 2, 2011
	2008	2009	2010	April 3, 2010	April 2, 2011
	(in thousands)
Net income	$30,835	$84,838	$87,010	$20,658	$21,561	$87,913
Provision for income taxes	19,323	51,197	48,874	15,662	12,234	45,446
Interest expense	27,398	19,636	14,048	3,954	3,101	13,195
Depreciation and amortization	44,554	23,186	21,607	5,571	5,389	21,425
Amortization of financing costs	18,482	15,790	14,077	3,693	3,163	13,547

EBITDA	140,592	194,647	185,616	49,538	45,448	181,526
Gain on extinguishment of debt	(5,631)	(10,125)	—	—	—	—
Other income (expense)	1,448	1,266	(997)	516	827	(686)
Stock-based compensation	8,942	8,988	8,656	1,829	2,190	9,017
In-process research and development (a)	7,500	—	—	—	—	—
Royalty income (b)	(4,474)	(3,073)	(559)	(308)	(82)	(333)
Gain on sale of non-strategic assets (c)	—	(17,446)	(7,719)	(7,719)	—	—

Adjusted EBITDA	$148,377	$174,257	$184,997	$43,856	$48,383	$189,524

(a)	In 2008, AMS recognized $7.5 million for in-process research and development charges related to the payments for achieving certain milestones related to its BioControl acquisition.

(b)	AMS royalty income relates to licensing its intellectual property.

(c)

During the first quarter of 2010, AMS recognized a $7.7 million gain related to the sale of its Her Option® global endometrial cryoablation product line. During the third quarter of 2009, AMS recognized a $17.4 million gain related to the sale of its Ovion technology.